AMENDED AND RESTATED CREDIT AGREEMENT dated as of December 23,
1998, among BORDEN CHEMICALS AND PLASTICS OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership (the "Borrower"), the lending institutions from time to time parties hereto (each a "Lender" and, collectively, the "Lenders"), and THE CHASE MANHATTAN BANK, as Administrative Agent (such term and each other capitalized term used but not defined in this introductory statement having the meaning provided in Section 1).

          The Borrower and the Lenders are parties to a Credit Agreement dated as of December 19, 1997 (as in effect immediately prior to the date hereof, the "Original Credit Agreement"). Certain Events of Default have occurred and are continuing under the Original Credit Agreement and the parties hereto desire to amend and restate the Original Credit Agreement in the form hereof in order to make certain changes as set forth herein and to waive such Events of Default, subject to the terms and conditions set forth herein. Accordingly, the parties hereto agree as follows:

          SECTION 1. Definitions. As used herein, the following terms shall have the meanings specified in this Section 1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

          "ABR" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the ABR due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

          "ABR Loan" shall mean each Loan bearing interest at the rate provided in Section 2.8(a) and, in any event, shall include all Swingline Loans.

          "ABR Revolving Credit Loan" shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to the ABR.

          "Account" shall mean any right to payment for goods sold or for services rendered that constitutes an "Account Receivable" as defined in the Security Agreement.

          "Account Debtor" shall mean any Person that is obligated to the Borrower or a Subsidiary under, with respect to, or on account of, an Account.

          "Adjusted Total Revolving Credit Commitment" shall mean at any time the Total Revolving Credit Commitment less the aggregate Revolving Credit Commitments of all Defaulting Lenders.
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          "Administrative Agent" shall mean Chase, together with its affiliates, as the arranger of the Revolving Credit Commitments and as the administrative agent for the Lenders under this Agreement.

          "Administrative Agent's Office" shall mean the office of the Administrative Agent located at 270 Park Avenue, New York, New York 10017, or such other office in New York City as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

          "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (b) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

          "Aggregate Revolving Credit Outstandings" shall have the meaning provided in Section 5.2(a).

          "Agreement" shall mean this Amended and Restated Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

          "Applicable Margin" shall mean, with respect to each Eurodollar Loan at any date, the applicable percentage set forth in the table below under the caption "Applicable margin", based upon the ratings of the Index Debt of the Borrower in effect on such date:

                                    Ratings                 Applicable
                                  S&P/Moody's                 Margin

Category 1              BBB/Baa2 or higher                    0.500%

Category 2              BBB-/Baa3                             0.625%

Category 3              BB+/Ba1                               0.750%
Category 4              BB/Ba2                                0.875%

Category 5              Lower than BB/Ba2                     1.250%

          For purposes of the foregoing, (i) if no rating for the Index Debt of the Borrower shall be available from either of Moody's or S&P, such rating agency shall be deemed to have established a rating for Index Debt of the Borrower in Category 5 unless the absence of a rating from such rating agency is due to circumstances outside the control of the Borrower, in which case such rating agency shall be deemed to have established a rating for Index


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Debt of the Borrower in the same Category as the rating established by the other such rating agency, (ii) if the ratings established or deemed to have been established by Moody's and S&P for the Borrower shall fall within different Categories, the Applicable Percentage shall be based upon the superior (or numerically lower) Category, unless the ratings differ by more than one Category, in which case, the governing rating shall be the rating next below the higher of the two, and (iii) if any rating established or deemed to have been established by Moody's or S&P shall be changed (other than as a result of a change in the rating system of either Moody's or S&P), such change shall be effective as of the date on which such change is first announced by the rating agency making such change. Each such change in the Applicable Percentage shall apply to all Eurodollar Loans that are outstanding at any time during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of either Moody's or S&P shall change prior to the Revolving Credit Maturity Date, the Borrower and the Lenders shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system.

          Notwithstanding the foregoing, "Applicable Margin" shall mean (A) with respect to each Eurodollar Loan at any date, the applicable percentage set forth in the table below under the caption "Eurodollar Spread" if such able percentage based on the ratings of the Index Debt of the Borrower set forth in the table above on any such date and (B) with respect to each ABR Loan at any date, the applicable percentage set forth in the table below under the caption "ABR Spread", in each case based upon the Consolidated Total Debt to Consolidated EBITDA Ratio of the Borrower in effect on such date (provided that the "Applicable Margins" set forth in Categories 10 and 11 below may be reduced with the approval of the Required Lenders to percentages not less than those set forth in Category 9 below):

  Consolidated Total Debt to Consolidated       Eurodollar            ABR
                EBITDA Ratio                      Spread            Spread

Category 1: Consolidated Total Debt to
Consolidated EBITDA Ratio is less than or         0.625%            0.000%
equal to 2.0 to 1.0

Category 2: Consolidated Total Debt to
Consolidated EBITDA Ratio is greater than         0.750%            0.000%
2.0 to 1.0 and less than 2.5 to 1.0

Category 3: Consolidated Total Debt to
Consolidated EBITDA Ratio is greater than         0.875%            0.000%
or equal to 2.5 to 1.0 and less than 3.0
to 1.0





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Category 4: Consolidated Total Debt to
Consolidated EBITDA Ratio is greater than         1.000%            0.000%
or equal to 3.0 to 1.0 and less than 3.5
to 1.0

Category 5: Consolidated Total Debt to
Consolidated EBITDA Ratio is greater than         1.500%            0.250%
or equal to 3.5 to 1.0 and less than 4.0
to 1.0

Category 6: Consolidated Total Debt to
Consolidated EBITDA Ratio is greater than         1.750%            0.500%
or equal to 4.0 to 1.0 and less than 4.5
to 1.0

Category 7: Consolidated Total Debt to
Consolidated EBITDA Ratio 2.000% 0.750% is        2.000%            0.750%
greater than or equal to 4.5 to 1.0 and
less than 5.0 to 1.0

Category 8: Consolidated Total
Debt to Consolidated EBITDA Ratio is              2.225%            1.000%
greater than or equal to 5.0 to 1.0 and
less than 5.5 to 1.0

Category 9: Consolidated Total
Debt to Consolidated EBITDA Ratio is              2.500%            1.250%
greater than or equal to 5.5 to 1.0 and
less than 6.5 to 1.0

Category 10: Consolidated Total
Debt to Consolidated EBITDA Ratio is              3.500%            2.250%
greater than or equal to 6.5 to 1.0 and
less than 7.5 to 1.0

Category 11: Consolidated Total Category
11 Rate Debt to Consolidated EBITDA Ratio             Category 11 Rate
is greater than or equal to 7.5 to 1.0

          For purposes of the foregoing, (i) the Consolidated Total Debt to Consolidated EBITDA Ratio shall be determined as of the end of each fiscal quarter of the Borrower's fiscal year based upon the Borrower's consolidated financial statements delivered pursuant to Section 9.1 (a) or (b) and (ii) each change in the Applicable Margin resulting from a change in the Consolidated Total Debt to Consolidated EBITDA Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that if (A) the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant


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to Section 9.1(a) or (b) within the time required under such Section, (B)
when such statements are delivered there is a change in the Applicable Margin resulting from a change of the Consolidated Total Debt to Consolidated EBITDA Ratio, and (C) during the period from the expiration of the time for delivery of such consolidated financial statements until the date of delivery thereof any interest accrued on any Revolving Credit Loans, then the next payment of interest on any Revolving Credit Loans made under this Agreement shall be adjusted upwards or downwards to reflect the difference between (x) the amount of such interest that accrued during such period and (y) the amount of such interest that would have accrued during such period if such consolidated financial statements had been delivered on the last day of the period required by Section 9.1(a) or (b).

          "Attributable Indebtedness" in respect of a sale and leaseback arrangement means, as at the time of determination, the present value (discounted at ABR, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such arrangement (including any period for which such lease has been extended).

          "Authorized Officer" shall mean the Chairman of the Board, the President, the Chief Financial Officer, the Treasurer or any other senior officer of the General Partner designated as such in writing to the Administrative Agent by the General Partner.

          "Available Commitment" shall mean an amount equal to the excess, if any, of (a) the amount of the Total Revolving Credit Commitment over (b) the sum of (i) the aggregate principal amount of all Revolving Credit Loans (but not Swingline Loans) then outstanding and (ii) the aggregate Letter of Credit Outstandings at such time.

          "Bankruptcy Code" shall have the meaning provided in Section 11.5.

          "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and
(b) the C/D Assessment Rate.

          "BCPM" shall mean BCP Management, Inc., a Delaware corporation, and its successors.

          "Board" shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

          "Borden" shall mean Borden, Inc., a New Jersey corporation, and its successors (other than as a result of any transaction described in clause (a) of the definition of "Change in Control", as if Borden, Inc. were deemed for such purposes to be the Borrower).



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          "Borrower" shall have the meaning provided in the preamble to this
Agreement.

          "Borrowing" shall mean and include (a) the incurrence of Swingline Loans from Chase on a given date and (b) the incurrence of one Type of Revolving Credit Loan on a given date (or resulting from conversions on a given date) having, in the case of Eurodollar Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Loans).

          "Business Day" shall mean (a) for all purposes other than as covered by clause (b) below, any day excluding Saturday, Sunday and any day that shall be in The City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day that is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the relevant interbank Eurodollar market.

          "Capital Expenditures" shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases, but excluding any amount representing capitalized interest) by the Borrower and its Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its Subsidiaries, provided that the term "Capital Expenditures" shall not include (a) expenditures made in connection with the replacement, substitution or restoration of assets (i) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored, or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, or (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

          "Capitalized Lease Obligations" shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

          "Capital Lease", as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.



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          "Capital Stock" shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) capital stock, including any preferred stock, and with respect to a partnership, any interest therein (whether general or limited) that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership; provided that Capital Stock shall not include any debt security that is convertible into or exchangeable for Capital Stock.

          "Category 11 Rate" shall mean (a) prior to the Perfection Date, a rate per annum equal to (i) 4.000%, in the case of the Applicable margin with respect to Eurodollar Loans, or (ii) 2.750%, in the case of the Applicable Margin with respect to ABR Loans, and (b) on and after the Perfection Date, a rate per annum equal to (i) 3.750%, in the case of the Applicable Margin with respect to Eurodollar Loans, or (ii) 2.500%, in the case of the Applicable margin with respect to ABR Loans.

          "C/D Assessment Rate" shall mean for any day as applied to any ABR Loan, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation or any successor thereto (the "FDIC") classified as well-capitalized and within supervisory subgroup "B" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R.
Section 327.4(a) (or any successor provision) to the FDIC for the FDIC's insuring time deposits at offices of such institution in the United States.

          "C/D Reserve Percentage" shall mean for any day as applied to any ABR Loan, the percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board, for determining the reserve requirement for a Depositary Institution (as defined in Regulation D of the Board) in respect of new non-personal time deposits in Dollars having a maturity that is 30 days or more.

          A "Change in Control" occurs when (i) any person or "group" for purposes of Section 13(d) of the Exchange Act (a "Group"), other than Permitted Holders, shall beneficially own, directly or indirectly, more than 50% of the total voting power of all classes of Voting Stock of the General Partner, the Holding Company or the Borrower, (ii)(A) the Borrower shall sell, lease, convey or otherwise dispose of all or substantially all the Borrower's assets to any person or Group or (B) the Borrower shall consolidate with or merge into another person or another person shall consolidate with or merge into the Borrower, in case of either of the foregoing, in a transaction in which the outstanding Voting Stock of the Borrower is reclassified or changed into or exchanged for cash, securities or other property, other than, in the case of either of clauses (A) or (B), to, with or into, as applicable, one or more Permitted Holders or a person, more than 50% of the total voting power of all classes of Voting Stock of which, after giving effect to such transaction, is beneficially owned, directly or indirectly, by one or more Permitted Holders or (iii) the Borrower, the

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Holding Company or the General Partner shall adopt a plan of liquidation or dissolution (unless all or substantially all the Borrower's assets are distributed pursuant to such plan to one or more Permitted Holders).

          "Chase" shall mean The Chase Manhattan Bank, a New York banking corporation, and any successor thereto by merger, consolidation or otherwise.

          "Closing Date" shall mean the date on which all conditions precedent for the effectiveness of the amendment and restatement of the Original Credit Agreement in the form of this Agreement, as set forth in
Section 6.1, are satisfied.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

          "Collateral" shall mean any and all "Collateral", as defined in the Security Agreement.

          "Collateral Certificate" shall mean a certificate signed by an Authorized Officer providing information with respect to the inventory and accounts receivable of the Borrower and its Subsidiaries, substantially in the form of Exhibit J or any other form approved by the Administrative Agent.

          "Collateral Coverage Ratio" shall mean the ratio of (a) the sum of the total amounts of Eligible Accounts Receivable and Eligible Inventory of the Borrower and its Subsidiaries to (b) the Total Revolving Credit Commitment.

          "Confidential Information" shall have the meaning provided in
Section 13.16.

          "Confidential Information Memorandum" shall mean the Confidential Information Memorandum of the Borrower dated November 1997 delivered to the Lenders in connection with this Agreement.

          "Consolidated EBITDA Coverage Ratio" shall mean the ratio of (a) the aggregate amount of EBITDA for the most recent Test Period to (b) Consolidated Interest Expense for such Test Period.

          "Consolidated Interest Expense" shall mean, for any period, the total interest expense, net of total interest income, of the Borrower and its consolidated Subsidiaries for such period, including (i) interest expense attributable to Capitalized Lease Obligations, (ii) capitalized interest,
(iii) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, and (iv) net costs under Hedging Agreements (including amortization of fees), but excluding


                                      -8-
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amortization of deferred financing costs and any other non-cash items included in interest expense.

          "Consolidated Net Income" shall mean, for any period, the consolidated net income (or loss) of the Borrower and its consolidated Subsidiaries for such period, excluding extraordinary gains and losses, determined in accordance with GAAP.

          "Consolidated Net Tangible Assets" shall mean the total assets of the Borrower and its Subsidiaries appearing on a consolidated balance sheet of the Borrower and its Subsidiaries (prepared in accordance with GAAP) as of the end of the most recent fiscal quarter, after (a) adding thereto all Attributable Indebtedness of the Borrower and its Subsidiaries in respect of any sale and leaseback arrangement not capitalized on such balance sheet, (b) eliminating all intercompany transactions and all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries and (c) deducting therefrom (without duplicating of deductions):

               (i) all liabilities of the Borrower and its Subsidiaries other than Indebtedness;

              (ii) the net book amount of all assets, after deducting any reserves applicable thereto, which would be treated as intangible under GAAP, including such items as goodwill, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing, unamortized debt discount and expense and organization expenses;

             (iii) any write-up in the book value of any asset on the books of the Borrower or any Subsidiary resulting from a revaluation thereof subsequent to the date of the Note Indenture (other than the write-up of the book value of an asset made in accordance with purchase accounting under GAAP in connection with the purchase of such asset);

              (iv)  all deferred charges (other than prepaid expenses); and

               (v) all reserves, including, without limitation, reserves for deferred income taxes, liabilities (fixed or contingent), depreciation, obsolescence, depletion, insurance and inventory valuation, which appear or under GAAP are required to appear on such balance sheet.

          "Consolidated Senior Debt" shall mean, as of any date of determination, Consolidated Total Debt minus all Permitted Subordinated Debt outstanding on such date.


                                      -9-
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          "Consolidated Total Debt" shall mean, as of any date of
determination, the sum of (a) all Indebtedness of the Borrower and its Subsidiaries for borrowed money outstanding on such date and (b) all Capitalized Lease obligations of the Borrower and its Subsidiaries outstanding on such date, all calculated on a consolidated basis in accordance with GAAP.

          "Consolidated Total Debt to Consolidated EBITDA Ratio" shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date to (b) EBITDA for the most recent Test Period ended on or prior to such date.

          "Credit Documents" shall mean this Agreement, any promissory notes issued by the Borrower hereunder, the Security Documents and the agreement of the General Partner referred to in Section 6.1(m).

          "Credit Event" shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.

          "Default" shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

          "Defaulting Lender" shall mean any Lender with respect to which a Lender Default is in effect.

          "Disqualified Capital Stock" shall mean any Capital Stock that is Redeemable Stock or Exchangeable Stock.

          "Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

          "Drawing" shall have the meaning provided in Section 3.4(b).

          "EBITDA" for any period shall mean (a) the Consolidated Net Income for such period, plus (b) the sum of the following to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense, (v) non-recurring charges or losses, (vi) any deductions for minority interest expense, and (vii) all other noncash items reducing Consolidated Net Income, less (c) the sum of all noncash items increasing Consolidated Net Income and all nonrecurring gains increasing Consolidated Net Income; provided, however, that if, subsequent to the first day of any Test Period, any Permitted Acquisition occurs or any sale, transfer or other disposition of any material property, business or assets of the Borrower or any Subsidiary is consummated (excluding sales, transfers and dispositions in the ordinary course of business), then EBITDA for such Test Period shall be determined on a pro forma basis as though such Permitted Acquisition or sale, transfer or disposition, as the case may be, had occurred on the first day of such Test Period, in each case based upon the actual amounts attributable to

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the assets or Person acquired (in the case of a Permitted Acquisition) or the property, businesses or assets sold, transferred or otherwise disposed of, as the case may be, for the relevant period.

          "Eligible Accounts Receivable" shall mean shall mean at the time of any determination thereof all Accounts that satisfy the following criteria at the time of creation and continue to meet the same at the time of such determination: (a) such Account has been invoiced and is not, and not more than 50% of the aggregate amount of Accounts from the same Account Debtor and any Affiliates thereof are, more than 120 days past due; (b) such Account is denominated in dollars; (c) such Account arose from a completed, outright and lawful sale of goods or from the completed performance and acceptance of services by the Borrower or a Subsidiary; (d) such Account is subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the Security Agreement and is not subject to any other Lien; (e) such Account arose in the ordinary course of business of the Borrower or a Subsidiary and, to the best knowledge of the Borrower and its Subsidiaries, no event of death, bankruptcy, insolvency or inability to pay creditors generally of the Account Debtor thereunder has occurred, and no notice thereof has been received; (f) with respect to such Account, the Account Debtor (except in the case of Borden and Persons that are Affiliates of the Borrower solely as a result of the Borrower's affiliation with Borden) is not an Affiliate or Subsidiary of the Borrower or an Affiliate of any of the Borrower's Subsidiaries; (g) such Account is in full force and effect and constitutes a legal, valid and binding obligation of the Account Debtor enforceable in accordance with its terms; and
(h) the Account Debtor with respect to such Account has not asserted that such Account is, and neither the Borrower nor any of its Subsidiaries is aware of any basis upon which such Account could be, subject to any defense, offset, deduction, credit or dispute (provided that if such Account is subject to such a defense, offset, deduction, credit or dispute, it may be an Eligible Account Receivable to the extent it is not so subject).

          "Eligible Assignee" shall mean any bank or other financial institution, or any fund that is regularly engaged in making, purchasing or investing in loans or securities, provided in each case that such bank, financial institution or fund either (a) has a combined capital and surplus and undivided profits of not less than $500,000,000 or (b) has a credit rating (i) with respect to its commercial paper from either S&P or Moody's that is at least A-1 or P-1 or (ii) with respect to its long-term unsecured debt securities or long-term certificates of deposit from either S&P or Moody's that is at least BBB- or Baa3.

          "Eligible Inventory" shall mean at the time of any determination thereof, without duplication, the book value (determined in accordance with GAAP) of all inventory (other than discontinued inventory) to the extent that
(a) the Borrower or a Subsidiary has good and unencumbered title thereto (subject to the Lien of the Security Agreement), and (b) the Administrative


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Agent on behalf of the Secured Parties possesses a valid first priority perfected security interest therein pursuant to the Security Agreement.

          "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrower or any of its Subsidiaries (a) in the ordinary course of such Person's business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, "Claims"), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

          "Environmental Law" shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety or Hazardous Materials.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

          "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower or a Subsidiary would be deemed to be a "single employer" within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

          "Eurodollar Loan" shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

          "Eurodollar Rate" shall mean, in the case of any Eurodollar Loan, with respect to each day during each Interest Period pertaining to such Eurodollar Loan, the rate of interest determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate Service (or otherwise on such service), the "Eurodollar Rate" for the purposes of this paragraph shall be determined by reference to such other publicly available service for displaying

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

Eurodollar rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, the Eurodollar Rate" for the purposes of this paragraph shall instead be the rate per annum notified to the Administrative Agent by the Reference Lender as the rate at which the Reference Lender is offered Dollar deposits at or about 10:00 A.M., New York time, two Business Days prior to the beginning of such Interest Period, in the interbank eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loans, to be outstanding during such Interest Period.

          "Event of Default" shall have the meaning provided in Section 11.

          "Exchange Act" shall mean the Securities Exchange Act of 1934 as in effect on the date hereof.

          "Exchangeable Stock" shall mean any Capital Stock that is exchangeable or convertible into another security (other than Capital Stock of the Borrower that is neither Exchangeable Stock nor Redeemable Stock).

          "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

          "Fees" shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

          "Final Date" shall mean the date on which the Revolving Credit Commitments shall have terminated, no Loans shall be outstanding and the Letter of Credit Outstandings shall have been reduced to zero.

          "Fronting Fee" shall have the meaning provided in Section 4.1(c).

          "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time; provided, however, that if there occurs after the date hereof any change in GAAP that affects in any respect the calculation of any covenant contained in Section 10, the Lenders and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 10 shall be calculated as if no such change in GAAP has occurred.

          "General Partner" shall mean BCPM.

          "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Guarantee Obligations" shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner or any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness, or
(d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term "Guarantee Obligations" shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

          "Hazardous Materials" shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous waste", "hazardous materials", "extremely hazardous waste", "restricted hazardous waste", "toxic substances", "toxic pollutants", "contaminants", or "pollutants", or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

          "Hedge Agreements" shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements entered into by the Borrower in order to protect the Borrower or any of its Subsidiaries against fluctuations in interest rates or currency exchange rates.

          "Holding Company" shall mean Borden Chemicals and Plastics Limited Partnership, a Delaware limited partnership, and its successors.

          "Indebtedness" of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (e) all Capitalized Lease obligations of such Person, (f) all obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements and (g) without duplication, all Guarantee Obligations of such Person; provided that Indebtedness shall not include trade payables and accrued expenses, in each case arising in the ordinary course of business.

          "Index Debt" means the senior, unsecured, long-term, non-credit-enhanced Indebtedness of the Borrower.

          "Interest Period" shall mean, with respect to any Eurodollar Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

          "Investment" in any Person means any loan or advance to, any acquisition of Capital Stock, obligation or other security of, or capital contribution or other investment in, such Person.

          "KKR" shall mean each of Kohlberg Kravis Roberts & Co., L.P. and KKR Associates, L.P.

          "L/C Maturity Date" shall mean the date that is five Business Days prior to the Revolving Credit Maturity Date.

          "L/C Participant" shall have the meaning provided in Section
3.3(a).

          "L/C Participation" shall have the meaning provided in Section
3.3(a).

          "Lender" shall have the meaning provided in the preamble to this Agreement.

          "Lender Default" shall mean (a) the failure (which has not been cured) of a Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 3.3 or (b) a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under Section 2.1(a), 2.1(c) or 3.3, in the case of either clause (a) or clause (b) above, as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.

          "Letter of Credit" shall mean each letter of credit issued pursuant to Section 3.1.

          "Letter of Credit Commitment" shall mean $30,000,000, as the same may be reduced from time to time pursuant to Section 3.1.

          "Letter of Credit Exposure" shall mean, with respect to any Lender, such Lender's Revolving Credit Commitment Percentage of the Letter of Credit Outstandings.

          "Letter of Credit Fee" shall have the meaning provided in Section 4.1(b).

          "Letter of Credit Issuer" shall mean Chase, any of its Affiliates or any successor pursuant to Section 3.6.

          "Letter of Credit Outstandings" shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

          "Letter of Credit Request" shall have the meaning provided in
Section 3.2.

          "Lien" shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

          "Loan" shall mean any Revolving Credit Loan or Swingline Loan.

          "Mandatory Borrowing" shall have the meaning provided in Section
2.1(c).

          "Margin Stock" shall have the meaning provided in Regulation U.

          "Material Adverse Change" shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under this Agreement and the other Credit Documents taken as a whole or (c) the rights of or benefits available to the Lenders under this Agreement and the other Credit Documents taken as a whole.

          "Material Adverse Effect" shall mean a material adverse effect on
(a) the business, assets, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under this Agreement and the other Credit Documents taken as a whole or (c) the rights of or benefits available to the Lenders under this Agreement and the other Credit Documents taken as a whole.

          "Material Subsidiary" shall mean, at any date of determination, any Subsidiary of the Borrower (a) whose total assets at the last day of the most recent Test Period for which financial statements are required to have been delivered under Section 9.1 are equal to or greater than 5% of the consolidated total assets of the Borrower and its Subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP.

          "Minimum Borrowing Amount" shall mean (a) with respect to a Borrowing of Revolving Credit Loans, $5,000,000 and (b) with respect to a Borrowing of Swingline Loans, $100,000.

          "Moody's" shall mean Moody's Investors Service, Inc. or any successor by merger or consolidation to its business.

          "Mortgage" shall mean the mortgage or deed of trust to be granted by the record owner of the Mortgaged Property to the Administrative Agent (or a trustee for the benefit of the Administrative Agent), granting a Lien on the Mortgaged Property to secure the Obligations (up to a maximum amount determined as provided in Section 6.2(c)).

          "Mortgaged Property" shall mean the Specified Mortgaged Property or any property substituted therefor as contemplated by Section 9.15(b).

          "Net Proceeds" shall mean, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any noncash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Borrower and the Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or other damage or condemnation or similar proceeding), the amount of all payments required to be made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans, 9.50% Notes or Permitted Subordinated Indebtedness) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries, and the amount of any reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding two years and that are directly attributable to such event (as determined reasonably and in good faith by an Authorized Officer).

          "9.50% Notes" shall mean the 9.50% Notes Due May 1, 2005 of the Borrower in an aggregate initial principal amount of $200,000,000.

          "Non-Defaulting Lender" shall mean and include each Lender other than a Defaulting Lender.

          "Non-Excluded Taxes" shall have the meaning provided in Section
5.4(a).

          "Note Indenture" shall mean the Indenture dated as of May 1, 1995, as the same may be amended, supplemented or otherwise modified from time to time, between the Borrower and Chase, as trustee, pursuant to which the 9.50% Notes were issued.

          "Notice of Borrowing" shall have the meaning provided in Section
2.3.

          "Notice of Conversion or Continuation" shall have the meaning provided in Section 2.6.

          "Obligations" has the meaning assigned to such term in the Security Agreement.

          "Participant" shall have the meaning provided in Section
13.6(a)(ii).

          "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

          "Perfection Certificate" shall mean a certificate in the form of Exhibit G or any other form approved by the Administrative Agent.

          "Perfection Date" shall mean the date on which all conditions set forth in Section 6.2 have been satisfied.

          "Perfection Date Commitments" shall mean, collectively, a portion of the Revolving Credit Commitments equal to $10,000,000 and, with respect to each Lender, the portion of such Lender's Revolving Credit Commitment equal to the product of (x) such Lender's Revolving Credit Commitment Percentage and (y) $10,000,000.

          "Permitted Acquisition" shall mean the acquisition, by merger or otherwise, by the Borrower or any of its Subsidiaries of assets or capital stock or other equity interests, so long as (a) such acquisition and all transactions related thereto shall be consummated in accordance with applicable law; (b) such acquisition shall, in the case of the acquisition of capital stock or other equity interests by the Borrower or any Subsidiary, result in the issuer of such capital stock or other equity interests becoming a Subsidiary and a direct Subsidiary in the case of such an acquisition by the Borrower (except that acquisitions that do not satisfy the requirements of this clause (b) may be consummated so long as, after giving effect to any such acquisition, the total consideration for all such acquisitions does not exceed 5% of the Borrower's Consolidated Net Tangible Assets); (c) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; (d) the Borrower shall be in compliance, on a pro forma basis after giving effect to such acquisition (including any Indebtedness assumed or permitted to exist or incurred pursuant to Sections 10.1(a)(ix) and 10.1(a)(x), respectively), with the covenants set forth in Sections 10.8 and 10.9, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Sections as if such acquisition had occurred on the first day of such Test Period; (e) such acquisition shall be of an entity engaged generally in the same or related industries as the Borrower and its Subsidiaries (except that acquisitions that do not satisfy the requirements of this clause (e) may be consummated so long as, after giving effect to any such acquisition, the total consideration for all such acquisitions does not exceed 10% of the Borrower's Consolidated Net Tangible Assets); and (f) such acquisition has been approved in writing by the Required Lenders.

          "Permitted Collateral Liens" shall mean (i) Liens referred to in clause (b) of the definition of "Permitted Liens" and (ii) Liens imposed by law for taxes, assessments or other governmental charges or claims that are not yet due.

          "Permitted Holders" means, as of the date of determination, any and all of (a) Borden and its Subsidiaries, (b) KKR, its successor and Affiliates and (c)(i) any officer or other member of the management employed by Borden, BCPM, the Borrower or any Subsidiary for the 12-month period prior to the date of determination; (ii) any Persons described in clause (i) who have retired (including as the result of disability) after the initial date of this Agreement from the employment of Borden, BCPM, the Borrower or any Subsidiary in the ordinary course of business; (iii) family members or relatives of the Persons described in clauses (i) and (ii); (iv) any trusts created for the benefit of the Persons described in clause (i), (ii), (iii) or (v); (v) in the event of the incompetence or death of any of the Persons described in clauses (i), (ii) and (iii), such Person's estate, executor, administrator, committee or other personal representative, or beneficiaries, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Capital Stock and (vi) any Person, the management of which is controlled by one or more Persons described in clause (i) or (ii). The management of a Person shall be deemed to be controlled by the chief executive officer (or equivalent executive) of such Person.

          "Permitted Investments" shall mean (a) cash and (b) domestic and eurodollar certificates of deposit maturing no more than two years after the date of acquisition thereof issued by any Lender.

          "Permitted Liens" shall mean (a) Liens for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; (b) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a material Adverse Effect; (c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.7; (d) Liens incurred or deposits made in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory

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

obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business; (e) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located; (f) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Borrower and its Subsidiaries taken as a whole; (g) any interest or title of a lessor or secured by a lessor's interest under any lease permitted by this Agreement;
(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries, provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 10.1; and (j) leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole.

          "Permitted Subordinated Indebtedness" shall mean Indebtedness for borrowed money of the Borrower which (a) is unsecured, (b) is not guaranteed by any Subsidiary, (c) has terms and conditions (including, without limitation, covenants, events of default, redemption rights and other provisions) customary for publicly issued subordinated debt securities of comparable credit quality at the time of issuance, (d) matures after, and does not require any scheduled repayment of principal prior to, the date that is one year after the Revolving Credit Maturity Date, (e) shall contain or have applicable thereto subordination provisions that the Borrower and the Administrative Agent reasonably agree to be customary for publicly issued subordinated debt securities at the time of issuance (except that such Indebtedness shall only be subordinated to the Obligations) and (f) provides for the payment of any interest in kind and not in cash.

          "Person" shall mean any individual, partnership, joint venture, firm, corporation, limited company, association, trust or other enterprise or any Governmental Authority.

          "Plan" shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding five plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments of) the Borrower, a Subsidiary or an ERISA Affiliate.

          "Preferred Stock", as applied to the Capital Stock of any Person, shall mean Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class of such Person.

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

          "Prepayment Event" means:

          (a) any direct or indirect sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower or any Subsidiary (other than sales, transfers and other dispositions of (i) inventory, vehicles and used or surplus equipment, in each case in the ordinary course of business, or (ii) other assets in the ordinary course of business, it being understood that any sale, transfer or other disposition of other assets with an aggregate fair market value exceeding $750,000 shall not be considered to be in the ordinary course of business); or

          (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

provided that any such event referred to in clause (b) above shall not constitute a "Prepayment Event" if the Borrower elects (by notice to the Administrative Agent within two Business Days after receipt of the Net Proceeds of such event) to apply the Net Proceeds of such event to repair, restore or replace the affected property or asset or to reinvest such Net Proceeds in other assets to be used in the same line of business of the type conducted by the Borrower and its Subsidiaries on the Closing Date, or enters into agreements committing such Net Proceeds to be so applied, as promptly as practicable, but in any event within 360 days, after the receipt of the Net Proceeds of such event; provided further that, if at the expiration of such 360-day period less than all the Net Proceeds of such event have been reinvested or applied or so committed to be applied, then a "Prepayment Event" shall be deemed to have occurred at the expiration of such 360-day period with Net Proceeds equal to the Net Proceeds that have not been so reinvested or applied or so committed to be applied.

          "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its reference rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Chase in connection with extensions of credit to debtors).

          "Redeemable Stock" shall mean any Capital Stock that by its terms or otherwise is required to be redeemed prior to the first anniversary of the Revolving Credit Maturity Date or is redeemable at the option of the holder thereof (upon the occurrence of any contingency or otherwise) at any time prior to the first anniversary of the Revolving Credit Maturity Date.

          "Reference Lender" shall mean Chase.

          "Register" shall have the meaning provided in Section 13.6(c).

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

          "Regulation D" shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

          "Regulation G" shall mean Regulation G of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

          "Regulation T" shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

          "Regulation U" shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

          "Regulation X" shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

          "Reportable Event" shall mean an event described in Section 4043 of ERISA and the regulations thereunder.

          "Required Lenders" shall mean, at any date, (a) Non-Defaulting Lenders having a majority of the Adjusted Total Revolving Credit Commitment at such date or (b) if the Total Revolving Credit Commitment has been terminated or for the purposes of acceleration pursuant to Section 11, the holders (excluding Defaulting Lenders) of a majority of the outstanding principal amount of the Loans and Letter of Credit Exposures (excluding the Loans and Letter of Credit Exposures of Defaulting Lenders) in the aggregate at such date.

          "Requirement of Law" shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

          "Revolving Credit Commitment" shall mean, (a) with respect to each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender's name on Schedule 1.1 as such Lender's "Revolving Credit Commitment" and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender's "Revolving Credit Commitment" in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Revolving Credit Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.

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

          "Revolving Credit Commitment Percentage" shall mean at any time, for each Lender, the percentage obtained by dividing such Lender's Revolving Credit Commitment by the Total Revolving Credit Commitment, provided that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender's Revolving Credit Commitment Percentage shall be its Revolving Credit Commitment Percentage as in effect immediately prior to such termination.

          "Revolving Credit Loan" shall have the meaning provided in Section
2.1.

          "Revolving Credit Maturity Date" shall mean December 31, 2000.

          "S&P" shall mean Standard & Poor's Ratings Service or any successor by merger or consolidation to its business.

          "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

          "Security Agreement" shall mean the Security Agreement, substantially in the form of Exhibit H, among the Borrower, the Subsidiaries and the Administrative Agent.

          "Security Documents" shall mean the Security Agreement and the Mortgage.

          "Secured Parties" is defined in the Security Agreement.

          "Section 9.1 Financials" shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer's certificate delivered, or required to be delivered, pursuant to Section 9.1(c).

          "Senior Debt Ratio" shall mean, as of any date of determination, the ratio of (a) Consolidated Senior Debt as of the last day of the most recent Test Period ended on or prior to such date to (b) EBITDA for such Test Period.

          "Specified Mortgaged Property" shall mean the Borrower's co-generation facility located at Geismar, Louisiana.

          "Stated Amount" of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

          "Subsidiary" of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any

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

class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

          "Subsidiary Guarantor" shall mean any Subsidiary of the Borrower that shall have executed and delivered to the Administrative Agent a guarantee agreement, reasonably satisfactory in form and substance to the Administrative Agent, pursuant to which such Subsidiary shall have unconditionally guaranteed the payment by the Borrower as and when due of all principal, interest and other amounts payable by the Borrower under this Agreement.

          "Swingline Commitment" shall mean $10,000,000.

          "Swingline Loans" shall have the meaning provided in Section
2.1(b).

          "Swingline Maturity Date" shall mean, with respect to any Swingline Loan, the date that is five Business Days prior to the Revolving Credit Maturity Date.

          "Test Period" shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended.

          "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate, expressed as a per annum rate, for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it.

          "Total Revolving Credit Commitment" shall mean the sum of the Revolving Credit Commitments of all the Lenders.

          "Transferee" shall have the meaning provided in Section 13.6(e).

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

          "Type" shall mean, as to any Revolving Credit Loan, its nature as an ABR Loan or a Eurodollar Loan.

          "Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 87 as in effect on the date hereof, based upon the actuarial assumptions that would be used by the Plan's actuary in a termination of the Plan, exceeds the fair market value of the assets allocable thereto.

          "Unpaid Drawing" shall have the meaning provided in Section 3.4(a).

          "Voting Stock" shall mean, with respect to any Person, shares of such Person's capital stock having the right to vote for the election of directors of such Person under ordinary circumstances.

          SECTION 2.      Amount and Terms of Credit.

          2.1 Commitments. (a) Subject to and upon the terms and conditions herein set forth, each Lender severally agrees to make a loan or loans (each a "Revolving Credit Loan" and, collectively, the "Revolving Credit Loans") to the Borrower, which Revolving Credit Loans (i) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date, (ii) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans, provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed for any such Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Lender's Revolving Credit Commitment Percentage and (y) the sum of (I) the aggregate Letter of Credit Outstandings at such time and (II) the aggregate principal amount of all Swingline Loans then outstanding, equals
(A) prior to the Perfection Date, the excess of the Revolving Credit Commitment of such Lender at such time minus such Lender's Perfection Date Commitment or (B) on and after the Perfection Date, the Revolving Credit Commitment of such Lender at such time and (v) shall not, after giving effect thereto and to the application of the proceeds thereof, exceed for all Lenders at any time outstanding the aggregate principal amount that, when added to the sum of (x) the Letter of Credit Outstandings at such time and
(y) the aggregate principal amount of all Swingline Loans then outstanding, equals (A) prior to the Perfection Date, the excess of the Total Revolving Credit Commitment then in effect minus the Perfection Date Commitments or (B) on and after the Perfection Date, the Total Revolving Credit Commitment then in effect. On the Revolving Credit Maturity Date, all Revolving Credit Loans shall be repaid in full.

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

          (b) Subject to and upon the terms and conditions herein set forth, Chase in its individual capacity agrees, at any time and from time to time on and after the Closing Date and prior to the Swingline Maturity Date, to make a loan or loans (each a "Swingline Loan" and, collectively, the "Swingline Loans") to the Borrower, which Swingline Loans (i) shall be ABR Loans, (ii) shall have the benefit of the provisions of Section 2.1(c), (iii) shall not exceed at any time outstanding the Swingline Commitment, (iv) shall not, after giving effect thereto and to the application of the proceeds thereof, exceed in the aggregate at any time outstanding the principal amount that, when added to the aggregate principal amount of all Revolving Credit Loans then outstanding and all Letter of Credit Outstandings at such time, equals
(A) prior to the Perfection Date, the excess of the Total Revolving Credit Commitment then in effect minus the Perfection Date Commitments or (B) on and after the Perfection Date, the Total Revolving Credit Commitment then in effect and (v) may be repaid and reborrowed in accordance with the provisions hereof. Each Swingline Loan shall be repaid in full on the earlier of the Swingline Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Borrowing of Revolving Credit Loans is made, the Borrower shall repay all Swingline Loans then outstanding. Chase shall not make any Swingline Loan after receiving a written notice from the Borrower or any Lender stating that a Default or Event of Default exists and is continuing until such time as Chase shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice, or (ii) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.

          (c) On any Business Day, Chase may, in its sole discretion, give notice to the Lenders that all then-outstanding Swingline Loans shall be funded with a Borrowing of Revolving Credit Loans, in which case a Borrowing of Revolving Credit Loans constituting ABR Loans (each such Borrowing, a "Mandatory Borrowing") shall be made on the immediately succeeding Business Day by all Lenders pro rata based on each Lender's Revolving Credit Commitment Percentage, and the proceeds thereof shall be applied directly to Chase to repay Chase for such outstanding Swingline Loans. Each Lender hereby irrevocably agrees to make such Revolving Credit Loans upon one Business Day's notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by Chase notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing or (v) any reduction in the Total Revolving Credit Commitment after any such Swingline Loans were made. In the event that, in the sole judgment of Chase, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Lender

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

hereby agrees that it shall forthwith purchase from Chase (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective Revolving Credit Commitment Percentages, provided that all principal and interest payable on such Swingline Loans shall be for the account of Chase until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to the Lender purchasing same from and after such date of purchase.

          2.2 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Revolving Credit Loans shall be in a multiple of $1,000,000 and Swingline Loans shall be in a multiple of $100,000, and no Borrowing of Loans shall be less than the minimum Borrowing Amount with respect thereto (except that mandatory Borrowings shall be made in the amounts required by Section 2.1(c)). More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than 8 Borrowings of Eurodollar Loans under this Agreement.

          2.3 Notice of Borrowing. (a) Whenever the Borrower desires to incur Revolving Credit Loans hereunder (other than Mandatory Borrowings or borrowings to repay Unpaid Drawings), it shall give the Administrative Agent at the Administrative Agent's Office (i) prior to 12:00 Noon (New York time) at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans and (ii) prior to 12:00 Noon (New York time) at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of ABR Loans. Each such notice (a "Notice of Borrowing"), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify
(i) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether the respective Borrowing shall consist of ABR Loans or Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Credit Loans, of such Lender's proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

          (b) Whenever the Borrower desires to incur Swingline Loans hereunder, it shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Swingline Loans prior to 1:00 P.M. (New York time) on the date of such Borrowing. Each such notice shall be irrevocable and shall specify (i) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (ii) the date of Borrowing (which shall be a Business Day). The Administrative Agent shall promptly give Chase written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Swingline Loans and of the other matters covered by the related Notice of Borrowing.

          (c) Mandatory Borrowings shall be made upon the notice specified in Section 2.1(c), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

          (d) Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(c).

          (e) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower. In each such case the Borrower hereby waives the right to dispute the Administrative Agent's record of the terms of any such telephonic notice.

          2.4 Disbursement of Funds. (a) No later than 12:00 Noon (New York time) on the date specified in each Notice of Borrowing (including Mandatory Borrowings), each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below, provided that all Swingline Loans shall be made available in the full amount thereof by Chase no later than 2:00 P.M. (New York time) on the date requested.

          (b) Each Lender shall make available all amounts it is to fund under any Borrowing in Dollars and immediately available funds to the Administrative Agent at the Administrative Agent's office and the Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings) make available to the Borrower by depositing to the Borrower's account at the Administrative Agent's office the aggregate of the amounts so made available in Dollars and the type of funds received. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such

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

corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Effective Rate or (ii) if paid by the Borrower, the then-applicable rate of interest, calculated in accordance with Section 2.8, for the respective Loans.

          (c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

          2.5 Repayment of Loans; Evidence of Debt. (a) The Borrower shall repay to the Administrative Agent, for the benefit of the Lenders, on the Revolving Credit Maturity Date, the then-unpaid Revolving Credit Loans. The Borrower shall repay to the Administrative Agent, for the account of Chase, on the Swingline Maturity Date, the then unpaid Swingline Loans. The Borrower also shall repay Swingline Loans as required by Section 2.1(b).

          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

          (c) The Administrative Agent shall maintain the Register pursuant to Section 13.6, and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a Revolving Credit Loan or a Swingline Loan, the Type of each Loan made and the Interest Period applicable thereto,
(ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender or Chase hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

          (d) The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (b) and (c) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

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

          2.6 Conversions and Continuations. (a) The Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Revolving Credit Loans of one Type into a Borrowing or Borrowings of another Type or to continue the outstanding principal amount of any Eurodollar Loans as Eurodollar Loans for an additional Interest Period, provided that (i) no partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to a single Borrowing to less than the minimum Borrowing Amount, (ii) ABR Loans may not be converted into Eurodollar Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) Eurodollar Loans may not be continued as Eurodollar Loans for an additional Interest Period if a Default or Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent's office prior to 12:00 Noon (New York time) at least three Business Days' (or one Business Day's notice in the case of a conversion into ABR Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a "Notice of Conversion or Continuation") specifying the Revolving Credit Loans to be so converted or continued, the Type of Revolving Credit Loans to be converted or continued into and, if such Revolving Credit Loans are to be converted into or continued as Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation.

          (b) If any Default or Event of Default is in existence at the time of any proposed continuation of any Eurodollar Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such Eurodollar Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of Eurodollar Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in paragraph (a) above, the Borrower shall be deemed to have elected to convert such Borrowing of Eurodollar Loans into a Borrowing of ABR Loans effective as of the expiration date of such current Interest Period.

          2.7 Pro Rata Borrowings. Each Borrowing of Revolving Credit Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Revolving Credit Commitments. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to

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make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

          2.8 Interest. (a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin in effect from time to time plus the ABR in effect from time to time.

          (b) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin in effect from time to time plus the relevant Eurodollar Rate.

          (c)  If all or a portion of (i) the principal amount of any Loan or
(ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest, to the extent permitted by applicable law, ABR plus the Applicable margin applicable to ABR Loans plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).

          (d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each ABR Loan, monthly in arrears on the last day of each month, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of one month, on each date occurring at one-month intervals after the first day of such Interest Period, and (iii) in respect of each Loan (except, in the case of prepayments, any ABR Loan), on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

          (e) All computations of interest hereunder shall be made in accordance with Section 5.5.

          (f) The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans, shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

          2.9 Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to

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

10:00 A.M. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, two, three, six or (if available to all the Lenders making such Loans as determined by such Lenders in good faith based on prevailing market conditions) a nine or twelve month period. Notwithstanding anything to the contrary contained above:

          (a) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

          (b) if any Interest Period relating to a Borrowing of Eurodollar Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

          (c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of a Eurodollar Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

          (d) the Borrower shall not be entitled to elect any Interest Period in respect of any Eurodollar Loan if such Interest Period would extend beyond the Revolving Credit Maturity Date.

          2.10 Increased Costs, Illegality, etc. (a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

               (i) on any date for determining the Eurodollar Rate for any Interest Period that, by reason of any changes arising on or after the Closing Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

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

              (ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (other than any such increase or reduction attributable to taxes) because of (x) any change since the date hereof in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, but not limited to, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank Eurodollar market or the position of such Lender in such market; or

             (iii) at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly after receipt of written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the catted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause
(iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

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

          (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 2.10(a)(iii) shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (ii) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days, notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Loan into an ABR Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

          (c) If, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, the National Association of Insurance Commissioners, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's or its parent's capital or assets as a consequence of such Lender's commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's or its parent's policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender's compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

          2.11 Compensation. If (a) any payment of principal of any Eurodollar Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Eurodollar Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1,
5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of

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Eurodollar Loans is not made as a result of a withdrawn Notice of Borrowing,
(c) any ABR Loan is not converted into a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any Eurodollar Loan is not continued as a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any Eurodollar Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including, without limitation, any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Eurodollar Loan.

          2.12 Change of Lending office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this
Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

          2.13 Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice to the Borrower.

          SECTION 3.      Letters of Credit.

          3.1 Letters of Credit. (a) Subject to and upon the terms and conditions herein set forth, the Borrower, at any time and from time to time on or after the Closing Date and prior to the L/C Maturity Date, may request that the Letter of Credit Issuer issue, for the account of the Borrower, a standby letter of credit or letters of credit in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion.



                                     -35-
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          (b)  Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings at such time, would exceed the Letter of Credit Commitment then in effect; (ii) no Letter of Credit shall be issued the Stated Amount of which, when added to the sum of (x) the Letter of Credit Outstandings at such time and (y) the aggregate principal of all Revolving Credit Loans and Swingline Loans then outstanding, would exceed (A) prior to the Perfection Date, the excess of the Total Revolving Credit Commitment then in effect minus the Perfection Date Commitments or (B) on and after the Perfection Date, the Total Revolving Credit Commitment then in effect; (iii) each Letter of Credit shall have an expiry date occurring no later than one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer, provided that in no event shall such expiry date occur later than the L/C Maturity Date; (iv) each Letter of Credit shall be denominated in Dollars; and (v) no Letter of Credit shall be issued by the Letter of Credit Issuer after it has received a written notice from the Borrower or any Lender stating that a Default or Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or
(y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.

          (c) Upon at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part, provided that, after giving effect to such termination or reduction, the Letter of Credit Outstandings shall not exceed the Letter of Credit Commitment.

          3.2 Letter of Credit Requests. (a) Whenever the Borrower desires that a Letter of Credit be issued for its account, it shall give the Administrative Agent and the Letter of Credit Issuer at least five (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days' written notice thereof. Each notice shall be executed by the Borrower and shall be in the form of Exhibit B (each a "Letter of Credit Request"). The Administrative Agent shall promptly transmit copies of each Letter of Credit Request to each Lender.

          (b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of,
Section 3.1(b).

          3.3 Letter of Credit Participations. (a) Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each other

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Lender (each such other Lender, in its capacity under this Section 3.3, an
"L/C Participant"), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an "L/C Participation"), to the extent of such L/C Participant's Revolving Credit Commitment Percentage, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto (although Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees).

          (b) In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.

          (c) In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to the Letter of Credit Issuer pursuant to
Section 3.4(a), the Letter of Credit Issuer shall promptly notify the Administrative Agent and each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to the Administrative Agent, for the account of the Letter of Credit Issuer, the amount of such L/C Participant's Revolving Credit Commitment Percentage of such unreimbursed payment in Dollars and in same day funds; provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of such unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer. if the Letter of Credit Issuer so notifies, prior to 11:00 A.M. (New York time) on any Business Day, any L/C Participant required to fund a payment under a Letter of Credit, such L/C Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such L/C Participant's Revolving Credit Commitment Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date

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

such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at the Federal Funds Effective Rate. The failure of any L/C Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant's Revolving Credit Commitment Percentage of any such payment.

          (d) Whenever the Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the L/C Participants pursuant to paragraph (c) above, the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage of such reimbursement obligation, in Dollars and in same day funds, an amount equal to such L/C Participant's share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations.

          (e) The obligations of the L/C Participants to make payments to the Administrative Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

               (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

              (ii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

             (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent,

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

          invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

              (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

               (v)  the occurrence of any Default or Event of Default;

provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

          3.4 Agreement to Repay Letter of Credit Drawings. (a) The Borrower hereby agrees to reimburse the Letter of Credit Issuer, by making payment to the Administrative Agent in Dollars in immediately available funds at the Administrative Agent's office, for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an "Unpaid Drawing") immediately after, and in any event on the date of, such payment, with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date the Letter of Credit Issuer is reimbursed therefor, at a rate per annum that shall at all times be the ABR as in effect from time to time, provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the Borrower shall have notified the Administrative Agent and the Letter of Credit Issuer prior to 10:00 A.M. on the date of such drawing that the Borrower intends to reimburse the Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing to the Administrative Agent requesting that the Lenders make Revolving Credit Loans (which shall initially be ABR Loans) on the date on which such drawing is honored in an amount equal to the amount of such drawing and (ii) each Lender shall, on such date, make Revolving Credit Loans in an amount equal to such Lender's pro rata portion of such Borrowing in accordance with the provisions of
Section 2.4.

          (b) The Borrower's obligations under this Section 3.4 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower or any other Person may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter

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

of Credit (each a "Drawing") to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing, provided that the Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

          (c) Each payment by the Letter of Credit Issuer under any Letter of Credit shall constitute a request by the Borrower for an ABR Revolving Credit Loan in the amount of the Unpaid Drawing in respect of such Letter of Credit. The Letter of Credit Issuer shall notify the Borrower and the Administrative Agent, by 10:00 A.M. (New York time) on any Business Day on which the Letter of Credit Issuer intends to honor a drawing under a Letter of Credit, of (i) the Letter of Credit Issuer's intention to honor such drawing and (ii) the amount of such drawing. Unless otherwise instructed by the Borrower by 10:30 A.M. (New York time) on such Business Day, the Administrative Agent shall promptly notify each Lender of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each Lender shall be irrevocably obligated to make an ABR Revolving Credit Loan to the Borrower in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon (New York time) on such Business Day by making the amount of such Revolving Credit Loan available to the Administrative Agent at the Administrative Agent's Office. Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount. The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing.

          3.5 Increased Costs. If after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by the Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the date hereof (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any L/C Participant's L/C Participation therein, or (b) impose on the Letter of Credit Issuer or any L/C Participant any other conditions affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant's L/C Participation therein; and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such L/C Participant hereunder (other than any such increase or reduction attributable to taxes) in respect of Letters of Credit or L/C Participations therein,

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then, promptly after receipt of written demand to the Borrower by the Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), the Borrower shall pay to the Letter of Credit Issuer or such L/C Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that the Letter of Credit Issuer or a L/C Participant shall not be entitled to such compensation as a result of such Person's compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof. A certificate submitted to the Borrower by the Letter of Credit Issuer or a L/C Participant, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error.

          3.6 Successor Letter of Credit Issuer. The Letter of Credit Issuer may resign as Letter of Credit Issuer upon 60 days' prior written notice to the Administrative Agent, the Lenders and the Borrower. If the Letter of Credit Issuer shall resign as Letter of Credit Issuer under this Agreement, then the Borrower shall appoint from among the Lenders a successor issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the Letter of Credit Issuer, and the term "Letter of Credit Issuer" shall mean such successor issuer effective upon such appointment. At the time such resignation shall become effective, the Borrower shall pay to the resigning Letter of Credit Issuer all accrued and unpaid fees pursuant to Sections 4.1(c) and (d). The acceptance of any appointment as the Letter of Credit Issuer hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such successor Lender shall have all the rights and obligations of the previous Letter of Credit Issuer under this Agreement. After the resignation of the Letter of Credit Issuer hereunder, the resigning Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit. After any retiring Letter of Credit Issuer's resignation as Letter of Credit Issuer, the provisions of this Agreement relating to the Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (a) while it was Letter of Credit Issuer under this Agreement or (b) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

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          SECTION 4.  Fees; Commitments.

          4.1 Fees. (a) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender (pro rata according to their respective Revolving Credit Commitments), a commitment fee for each day from and including the Closing Date to but excluding the Final Date. Such commitment fee shall be payable in arrears (x) on the last day of each month (for the one-month period (or portion thereof) ended on such day) and (y) on the Final Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to 0.50% on the Available Commitments in effect on such day. Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.

          (b) The Borrower agrees to pay to the Administrative Agent for the account of the Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit (the "Letter of Credit Fee"), for the period from and including the date of issuance of such Letter of Credit to but not including the termination date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Margin applicable to Eurodollar Loans on the average daily Stated Amount of such Letter of Credit. Such Letter of Credit Fees shall be due and payable monthly in arrears on the last day of each month and on the date upon which the Total Revolving Credit Commitment terminates and the Letter of Credit Outstandings shall have been reduced to zero.

          (c) The Borrower agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the "Fronting Fee"), for the period from and including the date of issuance of such Letter of Credit to but not including the termination date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum on the average daily Stated Amount of such Letter of Credit. Such Fronting Fees shall be due and payable monthly in arrears on the last day of each month and on the date upon which the Total Revolving Credit Commitment terminates and the Letter of Credit Outstandings shall have been reduced to zero.

          (d) The Borrower agrees to pay directly to the Letter of Credit Issuer upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as the Letter of Credit Issuer and the Borrower shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.

          (e) The Borrower agrees to pay to the Administrative Agent, on the Closing Date, a fee in the amount of $450,000. The Administrative Agent shall distribute such fee to the Lenders that have executed and delivered this Agreement on or prior to 5:00 p.m., New York City time, on the later of

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December 23, 1998 and the Closing Date, pro rata in accordance with their respective Revolving Credit Commitments.

          4.2 Reduction of Revolving Credit Commitments. (a) Upon at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent's Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Credit Commitments in whole or in part, provided that (i) any such reduction shall apply proportionately and permanently to reduce the Revolving Credit Commitment of each of the Lenders, (ii) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $1,000,000 and (iii) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, the sum of (A) the aggregate outstanding principal amount of the Revolving Credit Loans and the Swingline Loans and (B) the Letter of Credit Outstandings shall not exceed the Total Revolving Credit Commitment.

          (b) On the Closing Date, the Total Revolving Credit Commitment as in effect under the Original Credit Agreement shall be permanently reduced by $10,000,000 (from $100,000,000 to $90,000,000) and such reduction shall be allocated proportionately to reduce the Revolving Credit Commitment of each of the Lenders.

          (c) In the event that a prepayment is required pursuant to Section 5.2(b), the Total Revolving Credit Commitment then in effect shall be permanently reduced by an amount equal to the amount of such required prepayment (regardless of the amount of Loans actually prepaid), and such reduction shall be allocated proportionately to reduce the Revolving Credit Commitment of each of the Lenders.

          (d) If the Collateral Coverage Ratio immediately prior to a Prepayment Event is greater than the Collateral Coverage Ratio immediately after such Prepayment Event, then the Total Revolving Credit Commitment then in effect shall be permanently reduced by an amount such that after such reduction the Collateral Coverage Ratio will be equal to or greater than the Collateral Coverage Ratio immediately prior to such Prepayment Event, and such reduction shall be allocated proportionately to reduce the Revolving Credit Commitment of each of the Lenders. If any Prepayment Event occurs, the Borrower shall deliver to the Administrative Agent such information as the Administrative Agent shall request relating to any change in the Collateral Coverage Ratio resulting from such Prepayment Event, and the Administrative Agent shall have the right to audit (at the Borrower's expense, including any reasonable fees charged by the Administrative Agent for such audit) the Borrower's calculation of any change in the Collateral Coverage Ratio resulting from such Prepayment Event.

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          4.3  Mandatory Termination of Commitments.  (a)  The Total
Revolving Credit Commitment shall terminate at 5:00 P.M. (New York time) on the Revolving Credit Maturity Date.

          (b) The Swingline Commitment shall terminate at 5:00 P.M. (New York time) on the Swingline Maturity Date.

          SECTION 5.  Payments.

          5.1 Voluntary Prepayments. The Borrower shall have the right to prepay Revolving Credit Loans and Swingline Loans, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent at the Administrative Agent's Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than (i) in the case of Revolving Credit Loans, 10:00 A.M. (New York time) one Business Day prior to, or (ii) in the case of Swingline Loans, 10:00 A.M. (New York time) on, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders or Chase, as the case may be; (b) each partial prepayment of any Borrowing of Revolving Credit Loans shall be in a multiple of $100,000 and in an aggregate principal amount of at least $1,000,000 and each partial prepayment of Swingline Loans shall be in a multiple of $100,000 and in an aggregate principal amount of at least $100,000, provide that no partial prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Loans; and (c) any prepayment of Eurodollar Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11. At the Borrower's election in connection with any prepayment pursuant to this
Section 5.1, such prepayment shall not be applied to any Revolving Credit Loan of a Defaulting Lender.

          5.2 Mandatory Prepayments. (a) Aggregate Revolving Credit Outstandings. If on any date the sum of the outstanding principal amount of the Revolving Credit Loans and Swingline Loans and the aggregate amount of Letter of Credit Outstandings (all the foregoing, collectively, the "Aggregate Revolving Credit Outstandings") exceeds (A) prior to the Perfection Date, the excess of the Total Revolving Credit Commitment then in effect minus the Perfection Date Commitments or (B) on and after the Perfection Date, the Total Revolving Credit Commitment as then in effect, the Borrower shall forthwith repay on such date the principal amount of Swingline Loans and, after all Swingline Loans have been paid in full, Revolving Credit Loans, in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Credit Loans, the Aggregate Revolving Credit Outstandings exceed (A) prior to the Perfection

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

Date, the excess of the Total Revolving Credit Commitment then in effect minus the Perfection Date Commitments or (B) on and after the Perfection Date, the Total Revolving Credit Commitment then in effect, the Borrower shall pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall hold such payment for the benefit of the Lenders as security for the obligations of the Borrower hereunder (including, without limitation, obligations in respect of Letter of Credit Outstandings) pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent (which shall permit certain investments in Permitted Investments satisfactory to the Administrative Agent, until the proceeds are applied to the secured obligations).

          (b) Prepayment Events. In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall, immediately after such Net Proceeds are received, prepay Loans in an aggregate amount determined as follows: (i) no prepayment shall be required in respect of the first $10,000,000 of Net Proceeds of Prepayment Events subsequent to the Closing Date (determined on a cumulative basis); (ii) in the case of Net Proceeds of Prepayment Events in excess of $10,000,000 subsequent to the Closing Date (determined on a cumulative basis) up to $30,000,000, the amount of the required prepayment shall be 50% of such Net Proceeds; and (iii) in the case of Net Proceeds of Prepayment Events subsequent to the Closing Date (determined on a cumulative basis) in excess of $30,000,000, the amount of the required prepayment shall be 80% of such Net Proceeds; provide that, in any event, in the case of any Prepayment Event consisting of a sale, transfer or other disposition of, or casualty or damage to, or condemnation of any Mortgaged Property or Collateral (other than a sale of Collateral in connection with, and incidental to, a sale of a line of business or other assets), the required prepayment shall be 100% of such Net Proceeds. In the case of any Net Proceeds of a Pre-payment Event that are not required to be applied to prepay Loans as provided in the preceding sentence, if such Net Proceeds are required by Section 4.06 of the Note Indenture to be applied to make a "Net Available Cash Offer" (as defined in the Note Indenture), then the Borrower shall make such Net Available Cash Offer to the Lenders as well as the holders of the 9.50% Notes. Any prepayment required by this paragraph shall be made, first, of outstanding Swingline Loans and, second, after all Swingline Loans have been paid in full, of outstanding Revolving Credit Loans and, if after all such Loans have been paid in full any portion of the required prepayment has not been fully applied and the Aggregate Revolving Credit Outstandings exceed the Total Revolving Credit Commitment (or, prior to the Perfection Date, the excess of the Total Revolving Commitment minus the Perfection Date Commitments), the excess shall be paid to the Administrative Agent as cash collateral as provided in paragraph (a) of this Section. The Borrower shall give the Administrative Agent at the Administrative Agent's Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment and a reasonably detailed calculation of the amount of such prepayment, which notice shall be

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

given by the Borrower no later than 10:00 A.M. (New York time) one Business Day prior to the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders.

          (c) Excess Cash Balances. The Borrower shall prepay Loans at such times and in such amounts as shall be necessary in order to comply with
Section 10.10.

          (d) Application to Revolving Credit Loans. With respect to each prepayment of Revolving Credit Loans required by Section 5.2(a), (b) or (c), the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made, provided that (i) if any prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Revolving Credit Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Loans, such Borrowing shall immediately be converted into ABR Loans; (ii) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (iii) notwithstanding the provisions of the preceding clause (ii), no prepayment made pursuant to Section 5.2(a) of Revolving Credit Loans shall be applied to the Revolving Credit Loans of any Defaulting Lender. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

          (e) Eurodollar Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any Eurodollar Loan other than on the last day of the Interest Period therefor, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower at its option may deposit with the Administrative Agent an amount equal to the amount of the Eurodollar Loan to be prepaid and such Eurodollar Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type. Such deposit shall constitute cash collateral for the Obligations, provided that (i) the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2, (ii) at any time that a Default or Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may direct that such deposit be applied to make the applicable payment required pursuant to this Section
5.2 and (iii) any Lender that agrees to waive its rights under Section 2.11 with respect to such payment may at any time direct that the portion of such deposit that would be applied to pay its Loans be so applied.

          5.3 Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, the Letter of Credit Issuer or Chase, as the case may be, not later than 12:00 Noon (New York time) on the date when due and shall be made in immediately available funds and in lawful money of the United States of America at the Administrative Agent's Office, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower's account at the Administrative Agent's office shall constitute the making of such payment to the extent of such funds held in such account. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 P.M. (New York time) on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

          (b) Any payments under this Agreement that are made later than 2:30 P.M. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

          5.4 Net Payments. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any current or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender and (ii) any taxes imposed on the Administrative Agent or any Lender as a result of a current or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of paragraph (b) of this Section 5.4. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest, costs or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Section 5.4(a) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          (b) Each Lender that is not incorporated or organized under the laws of the United States of America or a state thereof (a "Non-U.S. Lender") shall:

               (i) deliver to the Borrower and the Administrative Agent two copies of either United States Internal Revenue Service Form 1001 or Form 4224 or, in the case of Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement;

              (ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

             (iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent;

unless in any such case any change in treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Each Person that shall become a Participant pursuant to Section 13.6 or a Lender pursuant to Section

13.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(b), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

          (c) The Borrower shall not be required to indemnify any Non-U.S. Lender, or to pay any additional amounts to any Non-U.S. Lender, in respect of U.S. Federal withholding tax pursuant to paragraph (a) above to the extent that (i) the obligation to withhold amounts with respect to U.S. Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Non-U.S. Participant, on the date such Participant became a Participant hereunder); provided, however, that this clause (i) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender (or Participant) would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer, or (y) such assignment, participation or transfer had been requested by the Borrower,
(ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender or Non-U.S. Participant to comply with the provisions of paragraph (b) above or (iii) any of the representations or certifications made by a Non-U.S. Lender or Non-U.S. Participant pursuant to paragraph (b) above are incorrect at the time a payment hereunder is made, other than by reason of any change in treaty, law or regulation having effect after the date such representations or certifications were made.

          (d) If the Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender or the Administrative Agent, as applicable, shall cooperate with the Borrower in challenging such taxes at the Borrower's expense if so requested by the Borrower. If any Lender or the Administrative Agent, as applicable, receives a refund of a tax for which a payment has been made by the Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender or Administrative Agent, as the case may be, is attributable to such payment made by the Borrower, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Borrower for such amount as the Lender or Administrative Agent, as the case may be, determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment had not been required. A Lender or Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. Neither the Lender nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations to the Borrower in connection with this paragraph (d) or any other provision of this Section 5.4.

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

          (e) Each Lender represents and agrees that, on the date hereof and at all times during the term of this Agreement, it is not and will not be a conduit entity participating in a conduit financing arrangement (as defined in Section 7701(l) of the Code and the regulations thereunder) with respect to the Borrowings hereunder unless the Borrower has consented to such arrangement prior thereto.

          5.5 Computations of Interest and Fees. (a) Interest on Eurodollar Loans and, except as provided in the next succeeding sentence, ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Prime Rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

          (b) Fees and Letter of Credit Outstandings shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

          SECTION 6.  Conditions Precedent.

          6.1 Effectiveness of Agreement. The effectiveness of the amendment and restatement of the Original Credit Agreement in the form of this Agreement is subject to the satisfaction of the following conditions precedent:

          (a) The Administrative Agent shall have received counterparts of this Agreement, executed and delivered by a duly authorized officer of the General Partner, on behalf of the Borrower, and of the Required Lenders.

          (b) The Administrative Agent shall have received a certificate of the General Partner, dated the Closing Date, substantially in the form of Exhibit E, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the General Partner, and attaching the documents referred to in paragraphs (c) and (d) of this Section.

          (c) The Administrative Agent shall have received a copy of (a) the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of the General Partner (or a duly authorized committee thereof) authorizing the execution, delivery and performance by the Borrower of the Credit Documents and the extension of credit contemplated hereunder and (b) any other resolutions or authorizations necessary to authorize the execution, delivery and performance by the Borrower of the Credit Documents.

          (d) The Administrative Agent shall have received true and complete copies of (a) the agreement of limited partnership, as amended, of the

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

Borrower and (b) the certificate of incorporation and by-laws of the General Partner.

          (e) The Administrative Agent shall have received (i) the fee referred to in Section 4.1(e) and (ii) payment of all out-of-pocket expenses of the Administrative Agent and each Lender required to be paid or reimbursed by the Borrower hereunder, to the extent reasonably documented invoices therefor have been given to the Borrower prior to the Closing Date.

          (f) The Administrative Agent shall have received, with a counterpart for each Lender, the executed legal opinions of (a) Simpson Thacher & Bartlett, special New York counsel to the Borrower, substantially in the form of Exhibit C-1, and (b) Lawrence L. Dieker, counsel to the Borrower, substantially in the form of Exhibit C-2, and the Borrower hereby instructs such counsel to deliver such legal opinions.

          (g) The Administrative Agent shall have received (i) counterparts of the Security Agreement signed on behalf of the Borrower and each Subsidiary (other than VEI Limited Partnership) and (ii) evidence satisfactory to it that all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Agreement have been delivered to the Administrative Agent.

          (h) The Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by an Authorized Officer, together with all attachments contemplated thereby.

          (i) The Administrative Agent shall have received evidence satisfactory to it that the insurance with respect to the Collateral required by the Security Agreement is in effect and that the Administrative Agent has been named as an additional insured and loss payee under all insurance policies to be maintained with respect to the properties of the Borrower and the Subsidiaries constituting the Collateral.

          (j) The Administrative Agent shall have received a Collateral Certificate dated the Closing Date and signed by an Authorized officer.

          (k)  [Intentionally omitted].

          (l) The Borrower shall have repaid Revolving Credit Loans to the extent required in order to comply with Section 10.10.

          (m) The Administrative Agent shall have received an agreement in the form of Exhibit I signed on behalf of the General Partner.

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

          6.2 Perfection Date Commitments. The Perfection Date Commitments shall not be available until the satisfaction of the following conditions precedent:

          (a) The Administrative Agent shall have received (i) counterparts of the Mortgage signed on behalf of the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company, insuring the Lien of the mortgage as a valid first Lien on the Mortgaged Property, free of any other Liens (except Liens disclosed in such title insurance and reasonably acceptable to the Administrative Agent, it being understood that any Liens securing Indebtedness shall not be acceptable), together with such endorsements, coinsurance and reinsurance as the Administrative Agent or the Required Lenders may reasonably request and (iii) such surveys and abstracts as may be required pursuant to the Mortgage or as the Administrative Agent or the Required Lenders may reasonably request.

          (b) The Administrative Agent and the Lenders shall have received evidence reasonably satisfactory to the Administrative Agent (after consulting with the Lenders) as to the absence of any material environmental exposures related to the Mortgaged Property.

          (c) The Administrative Agent shall have received calculations, certified by an Authorized Officer, demonstrating the maximum amount of the obligations that may be secured by the Mortgage in accordance with clause
(xii) of the definition of "Permitted Liens" (as defined in the Note Indenture), and such amount shall not be less than $17,000,000.

          (d) The Administrative Agent shall be reasonably satisfied that the value of the Mortgaged Property as collateral security for the Obligations substantially exceeds the maximum amount of the Obligations secured thereby.

          (e) The Mortgage shall have been recorded as necessary in order to perfect the Lien of the Mortgage on the Mortgaged Property.

          (f) A period of 91 days shall have elapsed since the date of perfection of the Lien of the Mortgage on the Mortgaged Property, and the Administrative Agent shall have received a certificate of an Authorized Officer to such effect.

          SECTION 7. Conditions Precedent to All Credit Events. The agreement of each Lender to make any Loan requested to be made by it on any date (excluding Mandatory Borrowings) and the obligation of the Letter of Credit Issuer to issue Letters of Credit on any date is subject to the satisfaction of the following conditions precedent:

          7.1 No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (a) there shall exist

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

no Default or Event of Default and (b) all representations and warranties made by the Borrower contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

          7.2 Notice of Borrowing; Letter of Credit Request. (a) Prior to the making of each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 3.4(a)) and each Swingline Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

          (b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to each of the Lenders that all the applicable conditions specified above exist as of that time.

          SECTION 8. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, the Borrower makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

          8.1 Organization. The Borrower and each Subsidiary (a) is a duly organized and validly existing limited partnership (in the case of the Borrower) or corporation or other entity (in the case of each Subsidiary) in each case in good standing under the laws of the jurisdiction of its organization and has the partnership, corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

          8.2 Power and Authority. Each of the Borrower and the Subsidiaries has the power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and each of the Borrower, the Subsidiaries and the General Partner has taken all necessary action to authorize the execution, delivery and performance by each of the Borrower and the Subsidiaries of the Credit Documents, as applicable. Each of the Borrower and the Subsidiaries has duly executed and delivered

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

each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of the Borrower and any such Subsidiary, as the case may be, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and subject to general principles of equity.

          8.3 No Violation. Neither the execution, delivery and performance by the Borrower and the Subsidiaries of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of the Subsidiaries pursuant to, the terms of any material indenture (including the Note Indenture), loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or (c) violate any provision of the agreement of limited partnership of the Borrower or the certificate of incorporation or By-Laws of the General Partner or any of the Borrower's Subsidiaries.

          8.4 Litigation. Except as set forth in the Borrower's audited financial statements for the fiscal year ended December 31, 1997, there are no actions, suits or proceedings (including, without limitation, Environmental Claims) pending or, to the knowledge of the Borrower, threatened with respect to the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

          8.5 Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation G, T, U or X of the Board.

          8.6 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with (a) the execution, delivery and performance of any Credit Document or (b) the legality, validity, binding effect or enforceability of any Credit Document, except any of the foregoing the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect.

          8.7 Investment Company Act and Public Utility Holding Company Act. The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

          8.8 True and Complete Disclosure. (a) All factual information and data (taken as a whole) heretofore or contemporaneously furnished by the Borrower, any of its Subsidiaries or any of their respective authorized representatives in writing to the Administrative Agent and/or any Lender on or before the Closing Date (including, without limitation, (i) the Confidential Information Memorandum and (ii) all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein was true and complete in all material respects on the date as of which such information or data is dated or certified and was not incomplete by omitting to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this
Section 8.8(a), such factual information and data shall not include projections and pro forma financial information.

          (b) The projections and pro forma financial information contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

          8.9 Financial Condition; Financial Statements. (a) The consolidated balance sheet of the Borrower and its Subsidiaries at December 31, 1997, and the related consolidated statements of operations, cash flows and changes in partners, capital for the fiscal year ended as of such date, which statements have been audited by Price Waterhouse LLP, independent certified public accountants, who delivered an unqualified opinion with respect thereto, and (b) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries at September 30, 1998, and the related consolidated statements of operations, cash flows and changes in partners' capital for the respective fiscal quarters and portions of the fiscal year ended as of such dates, in each case present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries at the respective dates of said statements and the results of operations for the respective periods covered thereby. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and, in the case of said financial statements referred to in clause (b), subject to normal year-end audit adjustments. There has been no Material Adverse Change since September 30, 1998, other than solely as a result of changes in general economic conditions.

          8.10 Tax Returns and Payments. Each of the Borrower and its Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it that have become due, other than those not yet delinquent or contested in good faith. The Borrower and each of its Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of the management of the Borrower) in accordance with GAAP for the payment of, all material federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the Closing Date.

          8.11 Compliance with ERISA. Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to the Borrower, any Subsidiary or any ERISA Affiliate; no Plan (other than a multiemployer plan) has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); neither the Borrower nor any Subsidiary nor any ERISA Affiliate has incurred (or is reasonably likely expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code
or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to the Borrower, any Subsidiary or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Borrower, any Subsidiary or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of the Borrower, any Subsidiary or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the foregoing representations, warranties or agreements in this Section
8.11 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a material Adverse Effect or relates to any matter disclosed in the financial statements of the Borrower contained in the Confidential Information Memorandum. No Plan (other than a multiemployer plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11, be reasonably likely to have a Material Adverse Effect. With respect to Plans that are multiemployer plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 8.11, other than any made with respect to (a) liability under Section 4201 or 4204 of ERISA or (b) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of the Borrower.

          8.12 Subsidiaries. Schedule 8.12 sets forth the name of, and the direct or indirect percentage ownership interest of the Borrower in, each Subsidiary of the Borrower as of the Closing Date.

          8.13 Patents, etc. The Borrower and each of its Subsidiaries have obtained all patents, trademarks, servicemarks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.

          8.14 Environmental Laws. (a) Other than instances of noncompliance that could not reasonably be expected to have a Material Adverse Effect: (i) the Borrower and each of its Subsidiaries are in compliance with all Environmental Laws in all jurisdictions in which the Borrower and each of its Subsidiaries are currently doing business (including, without limitation, having obtained all material permits required under Environmental Laws) and (ii) the Borrower will comply and cause each of its Subsidiaries to comply with all such Environmental Laws (including, without limitation, all permits required under Environmental Laws).

          (b) Neither the Borrower nor any of its Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly owned Real Estate (as defined in Section 9.1(e)) or facility relating to its business in a manner that could reasonably be expected to have a Material Adverse Effect.

          8.15 Properties. The Borrower and each of its Subsidiaries have good title to or leasehold interest in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect.

          8.16 Security Agreement. The representations and warranties in the Security Agreement are true and correct.

          SECTION 9. Affirmative Covenants. The Borrower hereby covenants and agrees that on the Closing Date and thereafter, for so long as this Agreement is in effect and until the Revolving Credit Commitments, the Swingline Commitment and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

          9.1 Information Covenants. The Borrower will furnish to each Lender and the Administrative Agent:

          (a) Annual Financial Statements. As soon as available and in any event within 95 days after the close of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations, cash flows and changes in partners' capital for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year, and certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower or any of its Subsidiaries as a going concern, together in any event with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default relating to Sections 10.8 and 10.9 that has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

          (b) Quarterly Financial Statements. As soon as available and in any event within 50 days after the close of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly period and the related consolidated statements of operations, cash flows and changes in partners' capital for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, all of which shall be certified by an Authorized Officer, subject to changes resulting from audit and normal year-end audit adjustments.

          (c) Monthly Financial Statements. Within 30 days after the end of each fiscal month of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal month and related statements of operations, cash flows and changes in partners' capital for such fiscal month and the then elapsed portion of the fiscal year ended with the last day of such fiscal month, all of which shall be certified by an Authorized Officer, subject to changes resulting from audit and normal year-end audit adjustments.

          (d) Officer's Certificates. (i) At the time of the delivery of the financial statements provided for in Sections 9.1(a), (b) and (c), a certificate of an Authorized Officer to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of (A)
     Section 10.9 as at the end of such fiscal year or period, as the case may be, and (B) Section 10.6 with respect to all Restricted Payments made since the date of the most recent certificate delivered pursuant to this paragraph (or, in the case of the first such certificate, since the date of this Agreement).

          (ii) Not less than five Business Days, and not more than 10 Business Days, before each date on which an interest payment is made with respect to the 9.50% Notes, a certificate of an Authorized Officer to the effect that, both before and after giving effect to such interest payment, no Default or Event of Default exists or will exist or, if any Default or Event of Default exists or will exist, specifying the nature and extent thereof.

          (e) Notice of Default or Litigation. Promptly after an Authorized Officer obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, and (ii) any litigation or governmental proceeding pending against the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

          (f) Collateral Certificate. Within 15 days after the end of each calendar month, a completed Collateral Certificate as of the last day of such calendar month, signed on behalf of the Borrower by an Authorized Officer.

          (g) Environmental Matters. The Borrower will promptly advise the Lenders in writing after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:

               (i) Any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any Real Estate (as defined below);

              (ii) Any condition or occurrence on any Real Estate that (x) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Estate;

             (iii) Any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

              (iv) The taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate.

     All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower's response thereto. The term "Real Estate" shall mean land, buildings and improvements owned or leased by the Borrower or any of its Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

          (h) Other Information. Promptly upon filing thereof, copies of any filings on Form 10-K, 10-Q or 8-K or registration statements with, and reports to, the SEC by the Borrower or any of its Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders), exhibits to any registration statement and any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that the Borrower or any of its Subsidiaries shall send to the holders of any publicly issued debt of the Borrower and/or any of its Subsidiaries (including the 9.50% Notes) in their capacity as such holders (in each case to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

          9.2 Books, Records and Inspections. The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of the Borrower and any such Subsidiary in whomsoever's possession to the extent that it is within the Borrower's or such Subsidiary's control to permit such inspection, and to examine the books of account of the Borrower and any such Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire.

          9.3 Maintenance of Insurance. The Borrower will, and will cause each of its Material Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business; and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

          9.4 Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the Borrower or any of its Subsidiaries, provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP.

          9.5 Existence. The Borrower will do, and will cause each material Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 10.3 or 10.4.

          9.6 Compliance with Statutes, Obligations, etc. The Borrower will, and will cause each Subsidiary to, comply with all applicable laws, rules, regulations and orders, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

          9.7 ERISA. Promptly after the Borrower or any Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to each of the Lenders a certificate of an Authorized officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant's benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred;
that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against the Borrower, a Subsidiary or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified the Borrower, any Subsidiary or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the Borrower, any Subsidiary or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the Borrower, any Subsidiary or any ERISA Affiliate has incurred or will incur
(or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to
Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of
ERISA or Section 4971 or 4975 of the Code.

          9.8 Good Repair. The Borrower will, and will cause each of its Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever's possession they may be to the extent that it is within the Borrower's or such Subsidiary's control to cause same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses and consistent with third party leases, except in each case to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect.

          9.9 Transactions with Affiliates. The Borrower will conduct, and cause each of its Subsidiaries to conduct, all transactions with any of its Affiliates on terms that are substantially as favorable to the Borrower or such Subsidiary as it would obtain in a comparable arm's-length transaction with a Person that is not an Affiliate, provided that the foregoing restrictions shall not apply to (a) customary fees paid to members of the Board of Directors of the Borrower and its Subsidiaries, (b) transactions permitted by Section 10.6 and (c) arrangements with Borden and its Subsidiaries relating to the provision of administrative, legal and management services to the Borrower in accordance with past practice.

          9.10 Use of Proceeds and Letters of Credit. The proceeds of the Revolving Credit Loans will be used by the Borrower and its Subsidiaries only for working capital and for other general corporate purposes. Letters of Credit will be used for general corporate purposes of the Borrower and its Subsidiaries.

          9.11 Changes in Business. The Borrower and its Subsidiaries taken as a whole will not fundamentally and substantively alter the character of their business taken as a whole from the business conducted by the Borrower and its Subsidiaries taken as a whole on the date hereof and other business activities incidental or related to any of the foregoing.

          9.12 Information Regarding Collateral. The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in the Borrower's or a Subsidiary's corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of the Borrower's or a Subsidiary's chief executive office, its principal place of business or any asset constituting Collateral (including the relocation of any asset constituting Collateral to a location where Collateral has not previously been located), (iii) in the Borrower's or a Subsidiary's identity or corporate structure or (iv) in the Borrower's or a Subsidiary's Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

          9.13 Additional Subsidiaries. If any additional Subsidiary is formed or acquired after the Closing Date, the Borrower will notify the Administrative Agent and the Lenders thereof and will cause such Subsidiary to become a party to the Security Agreement promptly, and in any event within five Business Days, thereafter.

          9.14 Further Assurances. The Borrower will, and will cause each Subsidiary to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Borrower. The Borrower also agrees to provide to the Administrative Agent, upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

          9.15 Perfection Date.   (a)  The Borrower shall use its reasonable
best efforts to satisfy the conditions set forth in Section 6.2 as promptly as practicable after the Closing Date.

          (b) If for any reason the conditions set forth in Section 6.2 cannot be satisfied with respect to the Specified Mortgaged Property, then the Borrower will use its reasonable best efforts to designate an alternate property or properties as the Mortgaged Property that (i) is capable of satisfying such conditions and (ii) is otherwise satisfactory to the Required Lenders.

          9.16 UCC Searches. On or prior to January 31, 1999, the Borrower will deliver, or cause to be delivered, to the Administrative Agent (a) the results of a search of Uniform Commercial Code (or equivalent) filings made with respect to the Borrower and its Subsidiaries in the jurisdictions contemplated by the Perfection Certificate and (b) copies of the financing statements (or similar documents) disclosed by such search. If such search results disclose any Liens on any Collateral (other than Permitted Collateral Liens), then the Borrower shall, within 20 days after receipt of notice thereof, deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that such Liens have been released.

          9.17 Borden Set-Off Agreement. Within 30 days after the Closing Date, the Borrower shall enter into an agreement with Borden pursuant to which Borden will agree not to exercise any rights of set-off with respect to any Accounts Receivable (as defined in the Security Agreement), on such terms as shall be reasonably satisfactory to the Administrative Agent. The Borrower shall deliver copies of such agreement to the Administrative Agent and the Lenders promptly after the execution thereof.

          9.18 Engagement Letters. Within 30 days after the Closing Date, the Borrower shall enter into, and deliver to the Administrative Agent and the Lenders copies of, one or more executed engagement letters pursuant to which the Borrower shall retain Salomon Smith Barney and Evercore Partners to pursue strategic alternatives with respect to the Borrower (including a sale of the Borrower).

          SECTION 10. Negative Covenants. The Borrower hereby covenants and agrees that on the Closing Date and thereafter, for so long as this Agreement is in effect and until the Revolving Credit Commitments, the Swingline Commitment and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

          10.1 Limitation on Indebtedness; Preferred and Redeemable Interests. (a) The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

          (b) Indebtedness arising under the Credit Documents; (i) Indebtedness of (i) the Borrower to any Subsidiary of the Borrower and (ii) Indebtedness of any Subsidiary to the Borrower or any other Subsidiary of the Borrower; (iii) [intentionally omitted]; (iv) except as provided in clauses (ix) and (x) below, Guarantee Obligations incurred by the Borrower or any Subsidiary Guarantor in respect of Indebtedness of the Subsidiaries that is permitted to be incurred under this Agreement; (v) Guarantee Obligations incurred in the ordinary course of business in respect of obligations of suppliers, customers, franchisees, lessors and licensees; (vi)] (A) Indebtedness (including Indebtedness arising under Capital Leases)

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

     incurred within 270 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets and (B) Indebtedness arising under Capital Leases, other than Capital Leases in effect on the date hereof and Capital Leases entered into pursuant to subclause (A) above, provided that the aggregate amount of Indebtedness incurred pursuant to this subclause (B) that is attributable to Capital Leases resulting from sale and leaseback transactions shall be deemed to have been incurred pursuant to clause (xii) below for purposes of determining compliance with such clause (xii), and (C) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (A) or (B) above, provided that the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension; (vii) the 9.50% Notes and other Indebtedness outstanding on the date hereof and listed on
     Schedule 10.1 and any refinancing, refunding, renewal or extension thereof, provide that (A) the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, except to the extent otherwise permitted hereunder, and (B) the direct and contingent obligors with respect to such Indebtedness are not changed;
     (viii) Indebtedness in respect of Hedge Agreements entered into to hedge or mitigate interest rate or currency risks to which the Borrower or its Subsidiaries are exposed in the ordinary course of their business; (ix)
     (A) Indebtedness of a Person or attaching to assets of a Person that, in either case, becomes a Subsidiary, or Indebtedness attaching to assets that are acquired by the Borrower or any Subsidiary, in each case after the Closing Date as the result of a Permitted Acquisition, provide that (w) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (x) such Indebtedness is not guaranteed in any respect by the Borrower or any Subsidiary (other than any Person acquired (the "acquired Person") as a result of such Permitted Acquisition or any Subsidiary created solely for the purpose of consummating such Permitted Acquisition), and (y) if the pro forma Senior Debt Ratio recomputed as at the last day of the most recently ended Test Period as if such Permitted Acquisition had occurred on the first day of such Test Period is not less than 3.25 to 1.0, then the aggregate amount of such Indebtedness and all Indebtedness incurred under clause (x) below, when taken together, does not exceed $100,000,000 in the aggregate at any time outstanding, and (B) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (A) above, provided that, except to the extent otherwise permitted hereunder, (I) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (II) the direct and contingent obligors with respect to such Indebtedness are not changed; (x) (A) Indebtedness of the Borrower or any Subsidiary incurred to finance a Permitted Acquisition,

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

     provided that (x) such Indebtedness is not guaranteed in any respect by any Subsidiary (other than any acquired Person or any Subsidiary created solely for the purpose of consummating such Permitted Acquisition) or, in the case of Indebtedness of any Subsidiary, by the Borrower, and (y) if the pro forma Senior Debt Ratio recomputed as at the last day of the most recently ended
     Test Period as if such Permitted Acquisition had occurred on the first day of such Test Period is not less than 3.25 to 1.0, then the aggregate amount of such Indebtedness and all Indebtedness incurred under clause (ix) above, when taken together, does not exceed $100,000,000 in the aggregate at any time outstanding, and (B) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (A) above, provided that (I) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (II) the direct and contingent obligors with respect to such Indebtedness are not changed, except to the extent otherwise permitted hereunder; Permitted Subordinated Indebtedness; and additional unsecured Indebtedness in an aggregate principal amount at any time outstanding not exceeding $5,000,000.

          (c) The Borrower will not permit any of its Subsidiaries (other than any Subsidiary Guarantors) to create, incur, assume or suffer to exist any Indebtedness (regardless of whether such Indebtedness would otherwise be permitted under paragraph (a) of this Section 10.1), except (i) Indebtedness of Subsidiaries (other than any Subsidiary Guarantors) permitted under clauses (ii),
     (iii), (v), (vii), (viii), (ix) and (x) of paragraph (a) of this
     Section 10.1, (ii) Indebtedness of Subsidiaries (other than any Subsidiary Guarantors) permitted under clause (vi) of paragraph (a) of this Section 10.1 in an aggregate principal amount not exceeding $15,000,000 at any time outstanding and (iii) Indebtedness of Subsidiaries (other than any Subsidiary Guarantors) otherwise permitted under paragraph (a) of this Section 10.1 in an aggregate principal amount not exceeding $5,000,000 at any time outstanding.

          (d) The Borrower will not, and will not permit any of its Subsidiaries to, create, issue or suffer to exist any Preferred Stock or any Redeemable Stock, except (i) Preferred Stock issued by the Borrower, (ii) Redeemable Stock issued by the Borrower or a Subsidiary that is treated as Indebtedness of the Borrower or such Subsidiary, as the case may be, for purposes of determining compliance with paragraphs (a) and (b) of this Section 10.1 and
     (iii) any such Preferred Stock or Redeemable Stock issued by a Subsidiary that is owned by the Borrower.

          10.2 Limitation on Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Subsidiary, whether now owned or hereafter acquired, except:

          (a)  Liens arising under the Credit Documents;

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

               (b)  Permitted Liens;

               (c)  Liens securing Indebtedness permitted pursuant to
     Section 10.1(a)(vi), provided that such Liens attach at all times only to the assets so financed;

               (d)  Liens existing on the date hereof;

               (e) Liens existing on the assets of any Person that becomes a Subsidiary, or existing on assets acquired, pursuant to a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(a)(ix), provided that such Liens attach at all times only to the same assets that such Liens attached to, and secure only the same Indebtedness that such Liens secured, immediately prior to such Permitted Acquisition;

               (f) (i) Liens placed upon the capital stock of any Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 10.1(a)(x) in connection with such Permitted Acquisition, (ii) Liens placed upon the assets of such Subsidiary to secure a guarantee by such Subsidiary of any such Indebtedness of the Borrower or any other Subsidiary and (iii) Liens placed upon the capital stock or assets of any Subsidiary to secure Indebtedness of such Subsidiary incurred pursuant to Section 10.1(a)(x) in connection with any Permitted Acquisition;

               (g) the replacement, extension or renewal of any Lien permitted by clauses (a) through (f) above upon or in the same assets theretofore subject to such Lien or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby; and

               (h) additional Liens so long as the aggregate principal amount of the obligations so secured does not exceed $1,000,000 at any time outstanding.

Notwithstanding the foregoing, the Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any Collateral other than the Liens granted under the Security Agreement and Permitted Collateral Liens.

               10.3 Limitation on Fundamental Changes. Except as expressly permitted by Section 10.4 or 10.5, the Borrower will not, and will not permit any of its Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

               (a) any Subsidiary of the Borrower or any other Person may be merged or consolidated with or into the Borrower, provided that (i) the Borrower shall be the continuing or surviving entity


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

     or the Person formed by or surviving any such merger or consolidation (if other than the Borrower) shall be a limited partnership organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Borrower or such Person, as the case may be, being herein referred to as the "Successor Borrower"), (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Default or Event of Default would result from the consummation of such merger or consolidation, (iv) the Successor Borrower shall be in compliance, on a pro forma basis after giving effect to such merger or consolidation, with the covenants set forth in Sections 10.8 and 10.9 as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger or consolidation had occurred on the first day of such Test Period, and (v) the Borrower shall have delivered to the Administrative Agent an officer's certificate and an opinion of counsel, each stating that such merger or consolidation comply with this Agreement, provided further that if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement;

               (b) any Subsidiary of the Borrower or any other Person may be merged or consolidated with or into any one or more Subsidiaries of the Borrower, provided that (i) no Default or Event of Default would result from the consummation of such merger or consolidation, (ii) the Borrower shall be in compliance, on a pro forma basis after giving effect to such merger or consolidation, with the covenants set forth in Sections 10.8 and 10.9, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger or consolidation had occurred on the first day of such Test Period, and (iii) the Borrower shall have delivered to the Administrative Agent an Officers' Certificate stating that such merger or consolidation comply with this Agreement; and

               (c) any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, or any other Subsidiary of the Borrower.

               10.4 Limitation on Sale of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, (i) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired (other than any such sale, transfer, assignment or other disposition resulting from any casualty or condemnation of any assets of the Borrower or its Subsidiaries) or (ii) sell any shares owned by it of any Subsidiary's capital stock to any Person other than the Borrower, except that:

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

               (a) the Borrower and its Subsidiaries may sell, transfer or otherwise dispose of used or surplus equipment, vehicles, inventory and other assets in the ordinary course of business;

               (b) the Borrower and its Subsidiaries may sell, transfer or otherwise dispose of other assets for fair value, provided that
     (i) after giving effect to such sale, transfer or disposition, the aggregate amount of all such sales, transfers and disposals by the Borrower and its Subsidiaries taken as a whole pursuant to this clause (b) during the term of this Agreement (excluding sales, transfers and dispositions that are to be disregarded pursuant to the proviso appearing at the end of this clause (b)) shall not in the aggregate exceed an amount equal to 10% of the consolidated total assets of the Borrower and its Subsidiaries as of the end of the most recent Test Period for which financial statements have been delivered pursuant to Section 9.1, (ii) with respect to any such sale, transfer or disposition (or series of related sales, transfers or dispositions) in an aggregate amount in excess of $10,000,000, the Borrower shall be in compliance, on a pro forma basis after giving effect to such sale, transfer or disposition, with the covenants set forth in Section 10.9 as such covenants are recomputed as at the last day of the most recently ended Test
     Period under such Sections as if such sale, transfer or disposition had occurred on the first day of such Test Period, and (iii) after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing; provided further that the Borrower and its Subsidiaries may sell, transfer or otherwise dispose of assets in excess of the amount otherwise permitted by clause (i) above if prior to consummation of such sale, transfer or disposition the Borrower shall certify to the Administrative Agent that the net cash proceeds from such sale, transfer or disposition (to the extent not required to be applied to prepay Loans under Section 5.2(b)) will be applied within 180 days after the date of such sale, transfer or disposition to acquire assets (or to make improvements to existing assets) to be used in the business of the Borrower and its Subsidiaries and, provided that such net cash proceeds are so applied, such sale, transfer or disposition shall be disregarded for purposes of determining compliance with clause
     (i) above;

               (c) the Borrower and its Subsidiaries may make sales of assets to the Borrower or to any Subsidiary;

               (d) any Subsidiary may effect any transaction permitted by Section 10.3; and

               (e) in addition to selling or transferring accounts receivable pursuant to the other provisions hereof, the Borrower and its Subsidiaries may compromise, compound or settle, or allow credits or discounts of, accounts receivable, in each case subject to Section 4.10 of the Security Agreement.

               10.5 Limitation on Investments. The Borrower will not, and will not permit any of its Subsidiaries to, make any advance, loan, extensions of credit or capital contribution to, or purchase any stock, bonds, notes,

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

debentures or other securities of or any assets of, or make any other investment in, any Person, except:

               (a) extensions of trade credit and asset purchases in the ordinary course of business;

               (b)  Permitted Investments;

               (c) loans and advances to officers, directors and employees of the Borrower or any of its Subsidiaries (i) to finance the purchase of limited partnership interests of the Borrower and
     (ii) for additional purposes not contemplated by subclause (i) above, in an aggregate principal amount at any time outstanding with respect to clause (i) and (ii) not exceeding $1,000,000;

               (d) subject to Section 10.10, investments existing on the date hereof and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all investments pursuant to this clause (d) is not increased at any time above the amount of such investments existing on the date hereof;

               (e) investments in Hedge Agreements permitted by Section 10.1(a)(viii);

               (f) investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;

               (g) investments to the extent that payment for such investments is made solely with limited partnership interests in the Borrower;

               (h) investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 10.4;

               (i)  investments constituting Permitted Acquisitions;

               (j)  investments in Subsidiary Guarantors; and

               (k) additional investments in an aggregate amount at the time of such investment not in excess of $2,000,000.

          10.6 Limitation on Restricted Payments. (a) The Borrower will not directly or indirectly, (i) declare or pay any partnership distributions or dividends (other than partnership distributions or dividends payable solely in its Capital Stock or rights, warrants or options to purchase its Capital Stock) or return any capital to its partners or stockholders or make any other distribution, payment or delivery of property or cash to its partners or stockholders as such, or (ii) redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any partnership interests or shares of any class of its Capital Stock or the Capital Stock of any direct or indirect parent of the Borrower now or

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

hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such partnership interests or shares), or (iii) permit any of its Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an investment permitted by Section 10.5) any partnership interests or shares of any class of the Capital Stock of the Borrower, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such Person with respect to its Capital Stock), or (iv) repay, prepay, redeem, retire, defease, purchase or otherwise acquire, directly or indirectly, for consideration (other than scheduled repayments as and when due and not otherwise prohibited by applicable subordination provisions) any Permitted Subordinated Indebtedness (or permit any of its Subsidiaries to do any of the foregoing), or (v) set aside any funds for any of the foregoing purposes (all of the foregoing "Restricted Payments") unless, at the time of such Restricted Payment and after giving effect thereto:

               (A) no Default or Event of Default shall have occurred and be continuing;

               (B) so long as such restrictions remain in the Note Indenture, (i) the Consolidated EBITDA Coverage Ratio (as such term is defined in the Note Indenture) exceeds 3.0 to 1.0 and
          (ii) Consolidated Total Debt (as such term is defined in the Note Indenture) does not exceed 60% of Consolidated Net Tangible Assets (as such term is defined in the Note Indenture) on a pro forma basis as of the end of the most recently completed fiscal quarter ending at least 45 days prior to the date on which such Restricted Payment is made; and

               (C) from and after such time as the restrictions set forth in clause (B) above are no longer in the Note Indenture, the Consolidated EBITDA Coverage Ratio (as defined herein) exceeds 2.75 to 1.0.

               (b)  The provisions of this Section shall not prohibit:

               (i) any purchase, redemption, repurchase, defeasance, other acquisition or retirement (a "purchase or redemption") of Capital Stock or Permitted Subordinated Indebtedness of the Borrower made by exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary) of, Capital Stock of the Borrower (other than Disqualified Capital Stock);

               (ii) any purchase or redemption of Permitted Subordinated Indebtedness of the Borrower made by exchange of, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary) of, Permitted Subordinated Indebtedness of the Borrower; and

               (iii) partnership distributions or dividends paid within 60 days after the date of declaration thereof if at

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

          such date of declaration such partnership distribution dividend would have complied with this provision; provided, however, that at the time of payment of such partnership distribution dividend, no further Default or Event of Default shall have occurred and be continuing (or would result therefrom); provided further, however, that such partnership distribution dividend shall be included (when paid, but not declared) in the calculation of the amount of Restricted Payments.

          10.7 Limitations on Certain Amendments. The Borrower will not waive, amend, modify, terminate or release the Note Indenture or any indenture or other agreement or instrument governing or evidencing any Permitted Subordinated Indebtedness, to the extent that any such waiver, amendment, supplement, modification, termination or release would be adverse to the Lenders in any material respect.

          10.8 Capital Expenditures. The Borrower will not permit the aggregate amount of Capital Expenditures made by the Borrower and the Subsidiaries to exceed $20,000,000 in each of the fiscal years ended December 31, 1999 and December 31, 2000.

          10.9 Consolidated EBITDA Coverage Ratio. The Borrower will not permit the Consolidated EBITDA Coverage Ratio for the Test Period ending on any date set forth below to be less than the ratio set forth below opposite such date:

          Date                            Ratio

     December 31, 1998                   0.60 to 1.0
     March 31, 1999                      0.40 to 1.0
     June 30, 1999                       0.40 to 1.0
     September 30, 1999                  0.40 to 1.0
     December 31, 1999                   1.00 to 1.0
     March 31, 2000                      1.25 to 1.0
     June 30, 2000                       1.50 to 1.0
     September 30, 2000                  1.90 to 1.0
     December 31, 2000                   2.20 to 1.0

          10.10 Cash Management. The Borrower will not permit the aggregate cash balances (including Permitted Investments and any other cash equivalents) of the Borrower and its Subsidiaries at any time to exceed the sum (without duplication in the case of clauses (i) and (ii)) of (i) the amount of any cash collateral deposit that the Borrower is required to maintain at such time with the Lender that is performing cash management services for the Borrower to cover credit exposures related to such services plus (ii) the amount of cash that the Borrower is required to deposit with such Lender referred to in clause (i) above to cover wire transfers and check payments, plus (iii) $5,000,000. The Borrower also will not permit any of the cash balances (including Permitted Investments and any other cash equivalents) of the Borrower or any of its Subsidiaries to be deposited or maintained with or held by any bank or other Person other than one or more of the Lenders.




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          SECTION 11.  Events of Default.  Upon the occurrence of any of the following specified events (each an "Event of Default"):

          11.1 Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any Fees or any Unpaid Drawings or of any other amounts owing hereunder or under any other Credit Document; or

          11.2 Representations, etc. Any representation, warranty or statement made or deemed made by the Borrower or any Subsidiary herein or in any other Credit Document or in any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

          11.3 Covenants. The Borrower or any Subsidiary shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(d), Section 9.16 or Section 10 or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders; or

          11.4 Default Under Other Agreements. The Borrower or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of $20,000,000 in the aggregate, for the Borrower and such Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or (except in the case of Indebtedness consisting of any Hedge Agreement) any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness (other than Indebtedness consisting of any Hedge Agreement) shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment, prior to the stated maturity thereof; or

          11.5 Bankruptcy, etc. The Borrower or any Subsidiary shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Borrower or any Subsidiary and the petition is not controverted within 10 days after commencement of the case; or an involuntary case is commenced against the Borrower or any Subsidiary and the petition is not dismissed within 60 days after commencement of the case; or a custodian (as defined in the Bankruptcy
Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Subsidiary; or the Borrower or any Subsidiary



                                     -73-
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commences any other proceeding under any reorganization, arrangement adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Subsidiary; or there is commenced against the Borrower or any Subsidiary any such proceeding that remains undismissed for a period of 60 days; or the Borrower or any Subsidiary is adjudicated insolvent or bankrupt;
or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any Subsidiary for the purpose of effecting any of the foregoing; or

          11.6 ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under
Section 412 of the Code; any Plan is or shall have been terminated or is the] subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); the Borrower or any Subsidiary or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of
the Code (including the giving of written notice thereof); (b) there could result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (c) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

          11.7 Judgments. One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving a liability of $10,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and its Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

          11.8 Change of Control.  A Change of Control shall occur; or

          11.9 General Partner Agreement. The General Partner shall default in the due performance or observance by it of any term, covenant or agreement contained in the agreement referred to in Section 6.1(m); or

          11.10 Collateral. The security interests granted under the Security Agreement shall cease for any reason to constitute legal, valid and perfected first-priority security interests in any material portion of the Collateral; or






                                     -74-
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

          11.11 Perfection Date. The conditions set forth in Section 6.2 (other than paragraph (f) thereof) shall not be satisfied prior to February 28, 1999 for any reason other than the failure of the Administrative Agent to be satisfied with the Liens on the Specified Mortgaged Property disclosed in the title report with respect thereto, the environmental exposures related to the Specified Mortgaged Property or the value of the Specified Mortgaged Property as collateral security;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii) and (iv) below shall occur automatically without the giving of any such notice): (i) declare the Total Revolving Credit Commitment terminated, whereupon the Revolving Credit Commitment and Swingline Commitment, if any, of each Lender or Chase, as the case may be, shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all Obligations owing hereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to the Borrower, it will pay) to the Administrative Agent at the Administrative Agent's office such additional amounts of cash, to be held as security for the Borrower's reimbursement obligations for Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding.

          SECTION 12.  The Administrative Agent.

          12.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the Security Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the Security Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the Security Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and the Security Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any Security Document or otherwise exist against the Administrative Agent.



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

          12.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any Security Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

          12.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person's own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of the Borrower.

          12.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the Owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Credit Document in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

          12.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or

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

Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

          12.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

          12.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the Total Revolving Credit Commitment in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Revolving Credit Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Revolving Credit Commitment in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the

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

payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Revolving Credit Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct. The agreements in this
Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.

          12.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder. With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

          12.9 Successor Agent. The Administrative Agent may resign as Administrative Agent upon 20 days, prior written notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower (which approval shall not be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

          SECTION 13.  Miscellaneous.

          13.1 Amendments and Waivers. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such

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

amendment, supplement or modification shall directly (i) forgive any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate, or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates) or extend the final expiration date of any Lender's Revolving Credit Commitment or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date or increase the aggregate amount of the Revolving Credit Commitment of any Lender, in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 13.1 or reduce the percentages specified in the definition of the term "Required Lenders", or consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or
(iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent, or (iv) amend, modify or waive any provision of Section 3 without the written consent of the Letter of Credit Issuer, or (v) amend, modify or waive any provisions hereof relating to Swingline Loans without the written consent of Chase, or (vi) release all or substantially all of the Collateral or the mortgaged Property from the Liens of the Security Documents (other than as contemplated by the Security Documents) without the written consent of each Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

          13.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth on Schedule 1.1 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

     The Borrower:              Borden Chemicals and Plastics Operating
                                Limited Partnership
                                Highways 73 and 30
                                Geismaer, LA 70734
                                Attention:  Chris Nagel
                                Fax: (504) 673-0672

     The Administrative Agent:  The Chase Manhattan Bank
                                c/o Loan and Agency Services Group
                                One Chase Manhattan Plaza, Eighth Floor
                                New York, NY 10081
                                Attention:  Sandra Miklave
                                Fax: (212) 552-5658

                                with a copy to:

                                The Chase Manhattan Bank
                                707 Travis Street
                                Houston, TX 77002
                                Attention:  David Mills
                                Fax:  (713) 216-6387

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

          13.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          13.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

          13.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse each Lender and the Administrative Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the discussions with the Borrower regarding defaults under the Original Credit Agreement prior to the Closing Date and the development, preparation and execution of this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and, with respect to the Administrative Agent, administration of the transactions contemplated hereby and thereby including, without limitation, the reasonable fees, disbursements and other charges of counsel to each Lender and of counsel to the Administrative Agent and, with respect to the Administrative Agent, all fees and other charges with respect to any audit of the Borrower's and its Subsidiaries assets (including, without limitation, the fees and other charges of any appraiser) to the extent, in the case of such fees and expenses incurred prior to the Closing Date, that reasonably detailed invoices are presented to the Borrower with respect thereto, (b) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, any amendment, supplement or modification to this Agreement and the other Credit Documents and any other documents prepared in connection


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

therewith, and the consummation and administration of the transactions contemplated thereby, including, without limitation, the reasonable fees, disbursements and other charges of counsel to the Administrative Agent, (c) to pay or reimburse each Lender and the Administrative Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including, without limitation, the reasonable fees, disbursements and other charges of counsel to each Lender and of counsel to the Administrative Agent, (d) to pay, indemnify, and hold harmless each Lender and the Administrative Agent from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Credit Documents and any such other documents, and (e) to pay, indemnify, and hold harmless each Lender and the Administrative Agent and their respective directors, officers, employees, trustees and agents from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including, without limitation, reasonable and documented fees, disbursements and other charges of counsel, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the Properties (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), provided that the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender nor any of their respective directors, officers, employees and agents with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the party to be indemnified or (ii) disputes among the Administrative Agent, the Lenders and/or their transferees. Without limiting the foregoing, the Borrower hereby releases any and all claims and causes of action that the Borrower may have against the Administrative Agent or any Lender arising out of or relating to the Original Credit Agreement or any act or failure to act thereunder prior to the Closing Date. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder.

          13.6 Successors and Assigns; Participations and Assignments.
(a) (i) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

          (ii) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Revolving Credit Commitment of such Lender or any other interest of such Lender hereunder and under the other Credit Documents (including to loan

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

     derivative counterparties in respect of swaps or similar arrangements having the practical or economic effect thereof). In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Credit Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Credit Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Credit Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would directly forgive any principal of any Loan or reduce the stated rate, or forgive any portion, or postpone the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or increase the aggregate amount of the Revolving Credit Commitment of any Lender or postpone the date of the final scheduled maturity of any Loan, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 13.8 as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 2.11 with respect to its participation in the Revolving Credit Commitments and the Loans outstanding from time to time as if it were a Lender, provided that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

               (iii) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time and from time to time assign to (i) any Lender or any Affiliate (with the consent of the Borrower if any increased costs would result therefrom) thereof, or (ii) with the consent of the Administrative
     Agent (which shall not be unreasonably withheld), to any Eligible Assignee pursuant to an assignment that will not result in such Eligible Assignee holding more than 15% of the Total Revolving
     Credit Commitment, or (iii) with the consent of the Borrower and the Administrative Agent (which in each case shall not be unreasonably withheld, it being understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority), to an additional bank or fund that is regularly engaged in making, purchasing or investing in loans or securities or financial institution (any such assignee referred to in clause (i), (ii) or (iii), an "Assignee") all or any part of its rights and obligations under this Agreement and the other Credit Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit D, executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Borrower (unless the Assignee is an Eligible Assignee pursuant to an assignment described in clause
     (ii) above) and the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register, provided that, except in the case of an assignment of all of a Lender's interests under this Agreement, unless otherwise agreed to by the Borrower and the Administrative Agent, no such assignment to an Assignee (other than any Lender or any Affiliate thereof) shall be in an aggregate principal amount of less than $5,000,000. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Revolving Credit
     Commitment as set forth therein and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement
     (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this Agreement to the contrary, the consent of the Borrower shall not be required for any assignment that occurs at any time when any of the events described in Section 11.5 shall have occurred and be continuing with respect to the Borrower.

               (b) Nothing herein shall prohibit any Lender from pledging or assigning all or any portion of its Loans to any Federal Reserve Bank in accordance with applicable law. In order to facilitate such pledge or assignment, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower's own expense, a promissory note, substantially in the form of Exhibit A, evidencing the Revolving Credit Loans owing to such Lender.

               (c) The Administrative Agent, on behalf of the Borrower, shall maintain at the address of the Administrative Agent referred to in Section 13.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be

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

     conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Credit Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

               (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Borrower and the Administrative Agent) together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower.

               (e) Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement, provided that neither the Administrative Agent nor any Lender shall provide to any Transferee or prospective Transferee any of the Confidential Information unless such Person shall have previously executed a Confidentiality Agreement in the form of Exhibit F.

          13.7 Replacements of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10, 2.12, 3.5 or 5.4,
(b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution, provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11, 2.12, 3.5 or 5.4, as the case may be, owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

          13.8 Adjustments; Set-off. (a) If any Lender (a "benefitted Lender") shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

          (b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

          13.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts
(including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

          13.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          13.11 Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

          13.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          13.13 Submission to Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

               (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

               (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

               (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in
     Section 13.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

               (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

               (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages.

          13.14  Acknowledgments.  The Borrower hereby acknowledges that:

               (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

               (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

               (c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

          13.15 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          13.16 Confidentiality. The Administrative Agent and each Lender shall hold all non-public information furnished by or on behalf of the Borrower in connection with such Lender's evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent pursuant to the requirements of this Agreement ("Confidential Information"), in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental agency or representative thereof or pursuant to legal process or to such Lender's or the Administrative Agent's attorneys, professional advisors or independent auditors or Affiliates, provided that unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary of the Borrower.
Each Lender and the Administrative Agent agrees that it will not provide to prospective Transferees or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person shall have previously executed a Confidentiality Agreement in the form of Exhibit F.

          13.17 Effect of Amendment and Restatement. Upon the effectiveness of the amendment and restatement of the Original Credit Agreement in the form hereof:

               (a)  the Original Credit Agreement (including all
     Exhibits and Schedules thereto) will be amended and restated in its entirety as set forth herein; and

               (b) all Loans outstanding under the Original Credit Agreement as of the Closing Date shall continue to remain outstanding hereunder;

provided that the amendment and restatement of the original Credit Agreement in the form hereof shall not affect the Borrower's obligations accrued in respect of any principal, interest, fees or other amounts under the Original Credit Agreement, constitute a novation of the obligations and liabilities existing under the Original Credit Agreement, or be deemed to evidence or constitute repayment of all or any portion of any such obligations or liabilities. It is expressly understood that, unless and until the Closing Date occurs, neither this Agreement nor any of the terms or provisions hereof shall be construed, by implication or otherwise, to constitute a waiver of any Default or Event of Default under the Original Credit Agreement or otherwise alter or affect the Borrower's obligations thereunder.

          13.18 Waiver. Effective on (and subject to the occurrence of) the Closing Date, the Lenders hereby waive any Default or Event of Default arising under the original Credit Agreement as a result of the Borrower's failure to comply with the provisions of (a) Section 10.8 of the Original Credit Agreement at September 30, 1998 and (b) Section 10.9 of the Original Credit Agreement with respect to the Test Period ending September 30, 1998.

          IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

                                     BORDEN CHEMICALS AND PLASTICS
                                       OPERATING LIMITED PARTNERSHIP,


                                       by

                                     BCP MANAGEMENT, INC., as General Partner,

                                       by

                                         Name:
                                         Title:


                                     THE CHASE MANHATTAN BANK, as
                                       Administrative Agent and as a Lender,

                                       by

                                         Name:
                                         Title:


                                     HIBERNIA NATIONAL BANK,


                                       by

                                         Name:
                                         Title:


                                     PNC BANK, NATIONAL ASSOCIATION,


                                       by

                                         Name:
                                         Title:


                                     THE HUNTINGTON NATIONAL BANK,

                                       by

                                         Name:
                                         Title:

                                     NATIONSBANK, N.A.,

                                       by

                                         Name:
                                         Title:


                                     BANK ONE, NA,

                                       by

                                         Name:
                                         Title:


                                     WACHOVIA BANK, N.A,

                                       by

                                         Name:
                                         Title:


                                     STAR BANK, N.A.,

                                       by

                                         Name:
                                         Title:

                                                             SCHEDULE 1.1



                                              Contact Person,         Revolving
                                               Telephone and           Credit
                    Lender                    Telecopy Number        Commitment

     The Chase Manhattan Bank            Mary Elisabeth Swerz       $12,825,000
     270 Park Avenue, 38th Floor         Tel: (212) 270-4142
     New York, NY 10017                  Fax: (212) 270-7939

     Hibernia National Bank              Trudy Nelson               $11,025,000
     313 Carondelet Street               Tel: (504) 533-3213
     Suite 1300                          Fax: (504) 533-5434
     New Orleans, LA 70130
     PNC Bank, National                  Toby Rau                   $11,025,000
     Association                         Tel: (513) 651-8689
     201 East Fifth Street               Fax: (513) 651-8951
     3rd Floor
     Cincinnati, OH 45202

     The Huntington National Bank        Mark Scurci                $11,025,000
     41 South High Street - HC0810       Tel: (614) 480-4196
     Columbus, OH 43215                  Fax: (614) 480-5791

     NationsBank, N.A.                   Fred Zagar                 $11,025,000
     100 North Tryon Street              Tel: (212) 503-8242
     8th Floor                           Fax: (212) 503-7080
     Charlotte, NC 28255
     Bank One NA                         Michelle Woods             $11,025,000
     POLYGRAM Box 710209                 Tel: (614) 248-3207
     Columbus, OH 43271-0209             Fax: (614) 248-5518

     Wachovia Bank, N.A.                 Bradford L. Watkins        $11,025,000
     191 Peachtree Street N.E.           Tel: (404) 332-1093
     Atlanta, GA 30303                   Fax: (404) 332-6898

     Star Bank, N.A.                     Richard W. Neltmer         $11,025,000
     425 Walnut Street, 8th Floor        Tel: (513) 632-4073
     Cincinnati, OH 45201-1038           Fax: (513) 632-2068

                                                            SCHEDULE 8.12


                         SUBSIDIARIES OF THE BORROWER


                                                  Borrower's Direct or Indirect
     Name                                              Ownership Interest

     BCP Finance Corporation                                  100%

     BEV Management LLC                                       100%

     VEI Limited Partnership                                   51%

                                                                EXHIBIT H



                                                SECURITY AGREEMENT dated
                                       as of December 23, 1998, among
                                       BORDEN CHEMICALS AND PLASTICS
                                       OPERATING LIMITED PARTNERSHIP, a
                                       Delaware limited partnership (the
                                       "Borrower"), each subsidiary of
                                       the Borrower listed on Schedule I
                                       hereto (each such subsidiary
                                       individually a "Subsidiary
                                       Grantor" and collectively, the
                                       "Subsidiary Grantors"; the
                                       Subsidiary Grantors and the
                                       Borrower are referred to
                                       collectively herein as the
                                       "Grantors") and The Chase
                                       Manhattan Bank, as administrative
                                       agent (in such capacity, the
                                       "Administrative Agent") for the
                                       Secured Parties (as defined
                                       herein).

                      Reference is made to the Amended and Restated Credit Agreement dated as of December 17, 1997, as amended and restated as of December 23, 1998 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, the lenders from time to time party thereto (the "Lenders") and the Administrative Agent.

                      The Lenders have agreed to make Loans to the Borrower pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement. The obligations of the Lenders to make Loans are conditioned upon, among other things, the execution and delivery by the Grantors of an agreement in the form hereof to secure (a) the due and punctual payment by the Borrower of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, to the Secured Parties under the Credit Agreement and the other Credit Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower under or pursuant to the Credit Agreement and the other Credit Documents (all the monetary and other obligations described in the preceding clauses (a) and (b) being referred to collectively as the "Obligations").

                      Accordingly, the Grantors and the Administrative Agent, on behalf of itself and each Secured Party (and each of their respective successors or assigns), hereby agree as follows:

                                   ARTICLE I

                                  Definitions

                      SECTION 1.1 Definition of Terms Used Herein. Unless the context otherwise requires, all capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement.

                      SECTION 1.2 Definition of Certain Terms Used Herein. As used herein, the following terms shall have the following meanings:

                      "Account Debtor" shall mean any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account Receivable.

                      "Accounts Receivable" shall mean, with respect to any Grantor, (i) such Grantor's accounts receivable (whether or not earned by performance), chattel paper, instruments, documents, general intangibles, trade acceptances, any other rights to receive installment, rental or other payments for, or relating to amounts due or to become due on account of, goods or equipment sold or leased or to be sold or leased or services rendered or to be rendered or funds advanced or loaned or to be advanced or loaned and other similar rights to payment of any kind and (ii) any interest of such Grantor in any property or asset of any kind (whether of such Grantor with respect to such accounts receivable or any other person securing the payment of any item listed in clause (i) above).

                      "Collateral" shall mean all (a) Accounts
     Receivable, (b) Inventory and (c) Proceeds.

                      "Credit Agreement" shall have the meaning assigned to such term in the preliminary statement of this Agreement.

                      "Inventory" shall mean all goods of any Grantor, whether now owned or hereafter acquired, held for sale or lease, or furnished or to be furnished by any Grantor under contracts of service, or consumed in any Grantor's business, including raw materials, intermediates, work in process, packaging materials, finished goods, semi-finished inventory, scrap inventory, manufacturing supplies and spare parts, and all such goods that have been returned to or repossessed by or on behalf of any Grantor, in each case to the extent constituting "inventory under
     Section 9-109(4) of the New York UCC.

                      "New York UCC" shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York.

                      "Obligations" shall have the meaning assigned to such term in the preliminary statement of this Agreement.

                      "Perfection Certificate" shall mean a certificate substantially in the form of Exhibit G to the Credit Agreement, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by an Authorized Officer.

                      "Proceeds" shall mean proceeds of Accounts
     Receivable and Inventory within the meaning of Section 9-306 of the New York UCC.

                      "Secured Parties" shall mean (a) the Lenders, (b) the Administrative Agent and (c) the successors and assigns of each of the foregoing.

                      "Security Interest" shall have the meaning assigned to such term in Section 2.01.

                                  ARTICLE II

                               Security Interest

                      SECTION 2.1 Security Interest. As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby bargains, sells, conveys, assigns, sets over, mortgages, pledges, hypothecates and transfers to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest in, all of such Grantor's right, title and interest in, to and under the Collateral (the "Security Interest"). Without limiting the foregoing, the Administrative Agent is hereby authorized to file one or more financing statements, continuation statements or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party.

                      SECTION 2.2 No Assumption of Liability. The Security Interest is granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

                      SECTION 2.3 Certain Exclusions. Notwithstanding anything to the contrary herein, BEV Management LLC is not granting any security interest over, and the term "Collateral" with respect to BEV Management LLC shall not include, any Accounts Receivable, Inventory or Proceeds to the extent held by BEV Management LLC but beneficially owned by VEI Limited Partnership.

                                  ARTICLE III

                        Representations and Warranties

                      The Grantors jointly and severally represent and warrant to the Administrative Agent and the Secured Parties that:

                      SECTION 3.1 Title and Authority. Each Grantor has good and valid rights in and title to the Collateral with respect to which it has purported to grant a Security Interest hereunder (except to the extent encumbered by Permitted Collateral Liens) and has full power and authority to grant to the Administrative Agent the Security Interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval which has been obtained.

                      SECTION 3.2 Filings. The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein is correct and complete. Fully executed Uniform Commercial Code financing statements, or other appropriate filings, recordings or registrations containing a description of the Collateral have been delivered to the Administrative Agent for filing in each governmental, municipal or other office specified in the Perfection Certificate, which are all the filings, recordings and registrations that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent for the ratable benefit of the Secured Parties) in respect of all Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements.

                      SECTION 3.3 Validity of Security Interest. The Security Interest constitutes (a) a legal and valid security interest in all the Collateral securing the payment and performance of the Obligations and (b) subject to the filings described in
     Section 3.02 above, a perfected security interest in all Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions. The Security Interest is and shall be prior to any other Lien on any of the Collateral other than Permitted Collateral Liens.

                      SECTION 3.4  Absence of Other Liens.  The
     Collateral is owned by the Grantors free and clear of any Lien, except for the Security Interest and Permitted Collateral Liens. The Grantor has not filed or consented to the filing of (a) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Collateral or (b) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect.

                                  ARTICLE IV

                                   Covenants

                      SECTION 4.1 Records. Each Grantor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Collateral owned by it as is consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged and, at such time or times as the Administrative Agent may reasonably request, promptly to prepare and deliver to the Administrative Agent a schedule or schedules in form and detail satisfactory to the Administrative Agent showing the identity, amount and location of any and all Collateral.

                      SECTION 4.2  [reserved]

                      SECTION 4.3 Protection of Security. Each Grantor shall, at its own cost and expense, take any and all actions necessary to defend title to the Collateral against all Persons and to defend the Security Interest of the Administrative Agent in the Collateral and the priority thereof against any other Lien other than Permitted Collateral Liens.

                      SECTION 4.4 Further Assurances. Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Administrative Agent may from time to time request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements or other documents in connection herewith or therewith. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be immediately pledged and delivered to the Administrative Agent, duly endorsed in a manner satisfactory to the Administrative Agent.

                      SECTION 4.5  [reserved]

                      SECTION 4.6 Taxes; Encumbrances. At its option and upon and during the continuance of an Event of Default, the Administrative Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Collateral, and may pay for the maintenance and preservation of the Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement, and each Grantor jointly and severally agrees to reimburse the Administrative Agent on demand for any payment made or any expense incurred by the Administrative Agent pursuant to the foregoing authorization; provided, however, that nothing in this
     Section 4.06 shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, liens, security interests or other encumbrances and maintenance as set forth herein or in the other Credit Documents.

                      SECTION 4.7 Assignment of Security Interest. If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other person to secure payment and performance of an Account Receivable, such Grantor shall promptly assign such security interest to the Administrative Agent. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other person granting the security interest.

                      SECTION 4.8  Continuing Obligations of the
     Grantors. Each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Administrative Agent and the Secured Parties from and against any and all liability for such performance.

                      SECTION 4.9 Use and Disposition of Collateral. Except as permitted by the Credit Agreement, none of the Grantors shall make or permit to be made an assignment, pledge or hypothecation of the Collateral or shall grant any other Lien in respect of the Collateral. Except as permitted by the Credit Agreement, none of the Grantors shall make or permit to be made any transfer of the Collateral and each Grantor shall remain at all times in possession of the Collateral owned by it, except that (a) Inventory may be sold in the ordinary course of business, (b) Inventory in an aggregate amount not exceeding $5,500,000 at any time may be delivered to and held by customers on consignment and
     (c) Inventory may be in the possession or control of a warehouseman, bailee, agent or processor subject to the following sentence. Without limiting the generality of the foregoing, each Grantor agrees that, following the date that is sixty days after the date hereof, it shall not permit any Inventory to be in the possession or control of any warehouseman, bailee, agent or processor at any time, or to be located at any facility that is not owned by a Grantor (other than facilities of consignees, subject to the limitations of clause (b) above) unless such warehouseman, bailee, agent or processor, or the owner of such facility (as applicable), shall have been notified of the Security Interest and shall have agreed in writing to hold the Inventory subject to the Security Interest and the instructions of the Administrative Agent and to waive and release any Lien held by it with respect to such Inventory, whether arising by operation of law or otherwise.

                      SECTION 4.10  Limitation on Modification of
     Accounts Receivable. None of the Grantors will, without the Administrative Agent's prior written consent, grant any extension of the time of payment of any of the Accounts Receivable, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, credits, discounts, compromises or settlements granted or made in the ordinary course of business and consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged.

                      SECTION 4.11 Insurance. The Grantors, at their own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to the Inventory in accordance with and to the extent required under Section 9.3 of the Credit Agreement. Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Grantor's true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, during the continuance of an Event of Default, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent deems advisable. All sums disbursed by the Administrative Agent in connection with this Section 4.11, including reasonable attorneys' fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Administrative Agent and shall be additional Obligations secured hereby.

                      SECTION 4.12 Accounts. Each Grantor will arrange for each bank with a lockbox account into which the Proceeds of Accounts Receivable and Inventory of such Grantor are deposited from time to time to enter into agreements with the Administrative Agent sufficient to perfect a security interest in such accounts in favor of the Administrative Agent with respect to the Proceeds of such Accounts Receivable and Inventory and providing for the transfer of such funds to an account maintained by the Administrative Agent after the occurrence and during the continuance of an Event of Default.

                                   ARTICLE V

                               Power of Attorney

                      Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent), during the continuance of an Event of Default, as such Grantor's true and lawful agent and attorney-in-fact for the purposes set forth in this Article V, and in such capacity the Administrative Agent shall have the right, with power of substitution for each Grantor and in each Grantor's name or otherwise, for the use and benefit of the Administrative Agent and the Secured Parties, upon the occurrence and during the continuance of an Event of Default (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts Receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Administrative
     Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes; provided, however, that nothing herein contained shall be construed as requiring or obligating the Administrative Agent or any Secured Party to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent or any Secured Party, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby, and no action taken or omitted to be taken by the Administrative Agent or any Secured Party with respect to the Collateral or any part thereof shall give rise to any defense, counterclaim or offset in favor of any Grantor or to any claim or action against the Administrative
     Agent or any Secured Party. It is understood and agreed that the appointment of the Administrative Agent as the agent and attorney-in-fact of the Grantors for the purposes set forth above is coupled with an interest and is irrevocable. The provisions of this Section shall in no event relieve any Grantor of any of its obligations hereunder or under any other Credit Document with respect to the Collateral or any part thereof or impose any obligation on the Administrative Agent or any Secured Party to proceed in any particular manner with respect to the Collateral or any part thereof, or in any way limit the exercise by the Administrative
     Agent or any Secured Party of any other or further right which it may have on the date of this Agreement or hereafter, whether hereunder, under any other Credit Document, by law or otherwise.

                                  ARTICLE VI

                                   Remedies

                      SECTION 6.1 Remedies upon Default. Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Administrative Agent on demand, and it is agreed that the Administrative Agent shall have the right with or without legal process and with or without prior notice or demand for performance, to take possession of the Collateral or any part thereof (at the same or different times) and without liability for trespass to enter any premises where the Collateral may be located for the purpose of taking possession of or removing the Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, each Grantor agrees that the Administrative Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral, at public or private sale for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. Upon consummation of any such sale the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

                      The Administrative Agent shall give the Grantors 10 days' written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-504(3) of the Uniform Commercial Code as in effect in the State of New York or its equivalent in other jurisdictions) of the Administrative Agent's intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be

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

     obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the C part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.

                      SECTION 6.2  Application of Proceeds.  The
     Administrative Agent shall apply the proceeds of any collection or sale of the Collateral, as well as any Collateral consisting of cash, as follows:

                      FIRST, to the payment of all costs and expenses
              incurred by the Administrative Agent (in its capacity as such hereunder or under any other Credit Document) in connection with such collection or sale or otherwise in connection with this Agreement or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Credit Document on behalf of any Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

                      SECOND, to the payment in full of the Obligations
              (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution); and

                      THIRD, to the Grantors, their successors or
              assigns, or as a court of competent jurisdiction may otherwise direct.

     The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of the Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

                                  ARTICLE VII

                                 Miscellaneous

                      SECTION 7.1 Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 13.2 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Grantor shall be given to it at its address or telecopy number set forth on Schedule I, with a copy to the Borrower.

                      SECTION 7.2 Security Interest Absolute. All rights of the Administrative Agent hereunder, the Security Interest and all obligations of the Grantors hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Credit Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Credit Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Obligations or this Agreement.

                      SECTION 7.3 Survival of Agreement. All covenants, agreements, representations and warranties made by any Grantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Secured Parties and shall survive the making by the Lenders of the Loans, and the execution and delivery to the Lenders of any notes evidencing such Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect until this Agreement shall terminate.

                      SECTION 7.4 Binding Effect; Several Agreement. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Grantor and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of such Grantor, the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

                      SECTION 7.5 Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

                      SECTION 7.6  Administrative Agent's Fees and
     Expenses; Indemnification. (a) Each Grantor jointly and severally agrees to pay upon demand to the Administrative Agent the amount of any and all reasonable expenses, including the reasonable fees, disbursements and other charges of its counsel and of any experts or agents, which the Administrative Agent may incur in connection with (i) the administration of this Agreement (including the customary fees and charges of the Administrative Agent for any audits conducted by it or on its behalf with respect to the Collateral), (ii) the custody or preservation of, or the sale of, collection from or other realization upon any of the Collateral,
     (iii)the exercise, enforcement or protection of any of the rights of the Administrative Agent hereunder or (iv) the failure of any Grantor to perform or observe any of the provisions hereof.

                      (b) Without limitation of its indemnification obligations under the other Credit Documents, each Grantor jointly

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

     and severally agrees to indemnify the Administrative Agent and the other Indemnitees against, and hold each of them harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable fees, disbursements and other charges of counsel, incurred by or asserted against any of them arising out of, in any way connected with, or as a result of, the execution, delivery or performance of this Agreement or any claim, litigation, investigation or proceeding relating hereto or to the Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

                      (c) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 7.06 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Credit Document, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Credit Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 7.06 shall be payable on written demand therefor.

                      SECTION 7.7 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

                      SECTION 7.8 Waivers; Amendment. (a) No failure or delay of the Administrative Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent hereunder and of the Administrative Agent, the Letter of Credit Issuer, the Administrative Agent and the Lenders under the other Credit Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provisions of this Agreement or any other Credit Document or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Grantor in any case shall entitle such Grantor or any other Grantor to any other or further notice or demand in similar or other circumstances.

                      (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Grantor or Grantors with respect to which such waiver,

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

     amendment or modification is to apply, subject to any consent required in accordance with Section 13.1 of the Credit Agreement.

                      SECTION 7.9 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.09.

                      SECTION 7.10 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

                      SECTION 7.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract (subject to Section 7.04), and shall become effective as provided in Section 7.04. Delivery of an executed signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

                      SECTION 7.12  Headings.  Article and Section
     headings used herein are for the purpose of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

                      SECTION 7.13 Jurisdiction; Consent to Service of Process. (a) Each Grantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Credit Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the

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

     extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Letter of Credit Issuer or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Credit Documents against any Grantor or its properties in the courts of any jurisdiction.

                      (b) Each Grantor hereby irrevocably and
     unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Credit Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                      (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                      SECTION 7.14 Termination. This Agreement and the Security Interest shall terminate when all the Obligations have been indefeasibly paid in full, the Lenders have no further commitment to lend, the Letter of Credit Exposure has been reduced to zero and the Letter of Credit Issuer has no further commitment to issue Letters of Credit under the Credit Agreement, at which time the Administrative Agent shall execute and deliver to the Grantors, at the Grantors' expense, all Uniform Commercial Code termination statements and similar documents which the Grantors shall reasonably request to evidence such termination; provided that the Security Interest will automatically terminate with respect to Collateral sold, transferred or disposed of in accordance with the Credit Agreement. Any execution and delivery of termination statements or documents pursuant to this Section 7.14 shall be without recourse to or warranty by the Administrative Agent. A Subsidiary Grantor shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Subsidiary Grantor shall be automatically released in the event that all the capital stock of such Subsidiary Grantor shall be sold, transferred or otherwise disposed of to a person that is not an Affiliate of the Borrower in accordance with the terms of the Credit Agreement; provided that the Required Lenders shall have consented to such sale, transfer or other disposition (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

                      SECTION 7.15 Additional Subsidiary Grantors. Upon execution and delivery by the Administrative Agent and a Subsidiary of an instrument in the form of Annex 1 hereto, such Subsidiary

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

     shall become a Subsidiary Grantor hereunder with the same force and effect as if originally named as a Subsidiary Grantor herein. The execution and delivery of any such instrument shall not require the consent of any Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Grantor as a party to this Agreement.

                      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                     BORDEN CHEMICALS AND PLASTICS
                                       OPERATING LIMITED PARTNERSHIP,

                                     by  BCP MANAGEMENT, INC.,
                                         as General Partner

                                       by

                                         Name:
                                         Title:


                                     BCP FINANCE CORPORATION,

                                       by

                                         Name:
                                         Title:


                                     THE CHASE MANHATTAN BANK, as
                                       Administrative Agent,

                                       by

                                         Name:
                                         Title:


                                     BEV MANAGEMENT LLC,


                                       by

                                         Name:
                                         Title:

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

                                                               SCHEDULE I


                              Subsidiary Grantors


     BCP Finance Corporation
     BEV Management LLC

                                                           Annex 1 to the
                                                       Security Agreement


                               SUPPLEMENT NO. __ dated as of __________,
                      to the Security Agreement dated as of December 23, 1998 (the "Security Agreement"), among BORDEN CHEMICALS AND PLASTICS OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership (the "Borrower"), each subsidiary of the Borrower listed on Schedule I thereto (each such subsidiary individually a "Subsidiary Grantor" and collectively, the "Subsidiary Grantors"; the Subsidiary Grantors and the Borrower are referred to collectively herein as the "Grantors") and The Chase Manhattan Bank, as Administrative Agent (in such capacity, the "Administrative Agent") for the Secured Parties (as defined herein).

                      A. Reference is made to the Amended and Restated Credit Agreement dated as of December 17, 1997, as amended and restated as of December 23, 1998 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, the lenders from time to time party thereto (the "Lenders") and the Administrative Agent.

                      B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement and the Credit Agreement.

                      C.       The Grantors have entered into the
     Security Agreement in order to induce the Lenders to make Loans.
     Section 7.15 of Security Agreement provides that additional Subsidiaries of the Borrower may become Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the "New Grantor") is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor under the Security Agreement in order to induce the Lenders to make additional Loans and as consideration for Loans previously made.

                      Accordingly, the Administrative Agent and the New Grantor agree as follows:

                      SECTION 1. In accordance with Section 7.15 of the Security Agreement, the New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Grantor, as security for the payment and performance in full of the Obligations (as defined in the Security Agreement), does hereby

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     create and grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Grantor's right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Grantor. Each reference to a "Grantor" in the Security Agreement shall be deemed to include the New Grantor. The Security Agreement is hereby incorporated herein by reference.

                      SECTION 2.  The New Grantor represents and
     warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

                      SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Grantor and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

                      SECTION 4. The New Grantor hereby represents and warrants that (a) set forth on Schedule 1 attached hereto is a true and correct schedule of the location of any and all Collateral of the New Grantor and (b) set forth under its signature hereto, is the true and correct location of the chief executive office of the New Grantor.

                      SECTION 5.  Except as expressly supplemented
     hereby, the Security Agreement shall remain in full force and effect.

                      SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                      SECTION 7.  In case any one or more of the
     provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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                      SECTION 8.  All communications and notices
     hereunder shall be in writing and given as provided in Section 7.01 of the Security Agreement. All communications and notices hereunder to the New Grantor shall be given to it at the address set forth under its signature below.

                      SECTION 9. The New Grantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

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                      IN WITNESS WHEREOF, the New Grantor and the
     Administrative Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.


                                     [Name Of New Grantor],

                                       by

                                         Name:
                                         Title:
                                         Address:


                                     THE CHASE MANHATTAN BANK, as
                                       Administrative Agent, by

                                       by

                                         Name:
                                         Title:

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                                                               SCHEDULE I
                                             to Supplement No. ___ to the
                                                       Security Agreement

                            LOCATION OF COLLATERAL



     Description                                                 Location

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                             AMENDED AND RESTATED



                               CREDIT AGREEMENT



                                     among



                         BORDEN CHEMICALS AND PLASTICS
                         OPERATING LIMITED PARTNERSHIP



                              The Several Lenders
                       from Time to Time Parties Hereto

                                      and

                           THE CHASE MANHATTAN BANK,
                            as Administrative Agent



                         Dated as of December 23, 1998

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                               Table of Contents


                                                                     Page

     SECTION 1.  Negative Covenants  . . . . . . . . . . . . . . . .    1

     SECTION 2.  Amount and Terms of Credit  . . . . . . . . . . . .   25
               2.1    Commitments  . . . . . . . . . . . . . . . . .   25
               2.2    Minimum Amount of Each Borrowing; Maximum
                      Number of Borrowings . . . . . . . . . . . . .   27
               2.3    Notice of Borrowing  . . . . . . . . . . . . .   27
               2.4    Disbursement of Funds  . . . . . . . . . . . .   28
               2.5    Repayment of Loans; Evidence of Debt . . . . .   29
               2.6    Conversions and Continuations. . . . . . . . .   30
               2.7    Pro Rata Borrowings  . . . . . . . . . . . . .   30
               2.8    Interest . . . . . . . . . . . . . . . . . . .   31
               2.9    Interest Periods . . . . . . . . . . . . . . .   31
               2.10   Increased Costs, Illegality, etc.  . . . . . .   32
               2.11   Compensation . . . . . . . . . . . . . . . . .   34
               2.12   Change of Lending office . . . . . . . . . . .   35
               2.13   Notice of Certain Costs  . . . . . . . . . . .   35

     SECTION 3.  Letters of Credit . . . . . . . . . . . . . . . . .   35
               3.1    Letters of Credit  . . . . . . . . . . . . . .   35
               3.2    Letter of Credit Requests  . . . . . . . . . .   36
               3.3    Letter of Credit Participations  . . . . . . .   36
               3.4    Agreement to Repay Letter of Credit Drawings .   39
               3.5    Increased Costs  . . . . . . . . . . . . . . .   40
               3.6    Successor Letter of Credit Issuer  . . . . . .   41

     SECTION 4.  Fees; Commitments . . . . . . . . . . . . . . . . .   42
               4.1    Fees . . . . . . . . . . . . . . . . . . . . .   42
               4.2    Reduction of Revolving Credit Commitments  . .   43
               4.3    Mandatory Termination of Commitments . . . . .   44

     SECTION 5.  Payments  . . . . . . . . . . . . . . . . . . . . .   44
               5.1    Voluntary Prepayments  . . . . . . . . . . . .   44
               5.2    Mandatory Prepayments  . . . . . . . . . . . .   44
               5.3    Method and Place of Payment  . . . . . . . . .   46
               5.4    Net Payments . . . . . . . . . . . . . . . . .   47
               5.5    Computations of Interest and Fees  . . . . . .   50

     SECTION 6.  Conditions Precedent  . . . . . . . . . . . . . . .   50
               6.1    Effectiveness of Agreement . . . . . . . . . .   50
               6.2    Perfection Date Commitments  . . . . . . . . .   52



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     SECTION 7.  Conditions Precedent to All Credit Events . . . . .   52
               7.1    No Default; Representations and Warranties . .   52
               7.2    Notice of Borrowing; Letter of Credit
                      Request  . . . . . . . . . . . . . . . . . . .   53

     SECTION 8.  Representations, Warranties and Agreements  . . . .   53
               8.1    Organization . . . . . . . . . . . . . . . . .   53
               8.2    Power and Authority  . . . . . . . . . . . . .   53
               8.3    No Violation . . . . . . . . . . . . . . . . .   54
               8.4    Litigation . . . . . . . . . . . . . . . . . .   54
               8.5    Margin Regulations . . . . . . . . . . . . . .   54
               8.6    Governmental Approvals . . . . . . . . . . . .   54
               8.7    Investment Company Act and Public Utility
                      Holding Company Act  . . . . . . . . . . . . .   54
               8.8    True and Complete Disclosure . . . . . . . . .   55
               8.9    Financial Condition; Financial Statements  . .   55
               8.10   Tax Returns and Payments . . . . . . . . . . .   55
               8.11   Compliance with ERISA  . . . . . . . . . . . .   56
               8.12   Subsidiaries . . . . . . . . . . . . . . . . .   56
               8.13   Patents, etc.  . . . . . . . . . . . . . . . .   57
               8.14   Environmental Laws . . . . . . . . . . . . . .   57
               8.15   Properties . . . . . . . . . . . . . . . . . .   57
               8.16   Security Agreement . . . . . . . . . . . . . .   57

     SECTION 9.   Affirmative Covenants  . . . . . . . . . . . . . .   57
               9.1    Information Covenants  . . . . . . . . . . . .   57
               9.2    Books, Records and Inspections . . . . . . . .   60
               9.3    Maintenance of Insurance . . . . . . . . . . .   60
               9.4    Payment of Taxes . . . . . . . . . . . . . . .   61
               9.5    Existence  . . . . . . . . . . . . . . . . . .   61
               9.6    Compliance with Statutes, Obligations, etc.  .   61
               9.7    ERISA  . . . . . . . . . . . . . . . . . . . .   61
               9.8    Good Repair  . . . . . . . . . . . . . . . . .   61
               9.9    Transactions with Affiliates . . . . . . . . .   62
               9.10   Use of Proceeds and Letters of Credit  . . . .   62
               9.11   Changes in Business  . . . . . . . . . . . . .   62
               9.12   Information Regarding Collateral . . . . . . .   63
               9.13   Additional Subsidiaries  . . . . . . . . . . .   63
               9.14   Further Assurances . . . . . . . . . . . . . .   63
               9.15   Perfection Date  . . . . . . . . . . . . . . .   63
               9.16   UCC Searches.  . . . . . . . . . . . . . . . .   64
               9.17   Borden Set-Off Agreement . . . . . . . . . . .   64
               9.18   Engagement Letters . . . . . . . . . . . . . .   64







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     SECTION 10.  Negative Covenants . . . . . . . . . . . . . . . .   64
              10.1    Limitation on Indebtedness; Preferred and
                      Redeemable Interests . . . . . . . . . . . . .   64
              10.2    Limitation on Liens  . . . . . . . . . . . . .   66
              10.3    Limitation on Fundamental Changes  . . . . . .   67
              10.4    Limitation on Sale of Assets . . . . . . . . .   68
              10.5    Limitation on Investments  . . . . . . . . . .   69
              10.6    Limitation on Restricted Payments  . . . . . .   70
              10.7    Limitations on Certain Amendments  . . . . . .   72
              10.8    Capital Expenditures . . . . . . . . . . . . .   72
              10.9    Consolidated EBITDA Coverage Ratio . . . . . .   72
              10.10   Cash Management  . . . . . . . . . . . . . . .   72

     SECTION 11.      Events of Default  . . . . . . . . . . . . . .   73
              11.1    Payments . . . . . . . . . . . . . . . . . . .   73
              11.2    Representations, etc . . . . . . . . . . . . .   73
              11.3    Covenants  . . . . . . . . . . . . . . . . . .   73
              11.4    Default Under Other Agreements . . . . . . . .   73
              11.5    Bankruptcy, etc  . . . . . . . . . . . . . . .   73
              11.6    ERISA  . . . . . . . . . . . . . . . . . . . .   74
              11.7    Judgments  . . . . . . . . . . . . . . . . . .   74
              11.8    Change of Control  . . . . . . . . . . . . . .   74
              11.9    General Partner Agreement  . . . . . . . . . .   74
              11.10   Collateral . . . . . . . . . . . . . . . . . .   74
              11.11   Perfection Date  . . . . . . . . . . . . . . .   75

     SECTION 12.  The Administrative Agent . . . . . . . . . . . . .   75
              12.1    Appointment  . . . . . . . . . . . . . . . . .   75
              12.2    Delegation of Duties . . . . . . . . . . . . .   76
              12.3    Exculpatory Provisions . . . . . . . . . . . .   76
              12.4    Reliance by Administrative Agent . . . . . . .   76
              12.5    Notice of Default  . . . . . . . . . . . . . .   76
              12.6    Non-Reliance on Administrative Agent and
                      Other Lenders  . . . . . . . . . . . . . . . .   77
              12.7    Indemnification  . . . . . . . . . . . . . . .   77
              12.8    Administrative Agent in Its Individual
                      Capacity . . . . . . . . . . . . . . . . . . .   78
              12.9    Successor Agent  . . . . . . . . . . . . . . .   78

     SECTION 13.  Miscellaneous  . . . . . . . . . . . . . . . . . .   78
              13.1    Amendments and Waivers . . . . . . . . . . . .   78
              13.2    Notices  . . . . . . . . . . . . . . . . . . .   79
              13.3    No Waiver; Cumulative Remedies . . . . . . . .   80
              13.4    Survival of Representations and Warranties . .   80





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              13.5    Payment of Expenses and Taxes  . . . . . . . .   80
              13.6    Successors and Assigns; Participations and
                      Assignments  . . . . . . . . . . . . . . . . .   81
              13.7    Replacements of Lenders under Certain
                      Circumstances  . . . . . . . . . . . . . . . .   84
              13.8    Adjustments; Set-off . . . . . . . . . . . . .   85
              13.9    Counterparts . . . . . . . . . . . . . . . . .   85
              13.10   Severability . . . . . . . . . . . . . . . . .   85
              13.11   Integration  . . . . . . . . . . . . . . . . .   86
              13.12   GOVERNING LAW  . . . . . . . . . . . . . . . .   86
              13.13   Submission to Jurisdiction; Waivers  . . . . .   86
              13.14   Acknowledgments  . . . . . . . . . . . . . . .   86
              13.15   WAIVERS OF JURY TRIAL  . . . . . . . . . . . .   87
              13.16   Confidentiality  . . . . . . . . . . . . . . .   87
              13.17   Effect of Amendment and Restatement  . . . . .   87
              13.18   Waiver . . . . . . . . . . . . . . . . . . . .   88


     SCHEDULES

     Schedule 1.1     Revolving Credit Commitments and
                        Addresses of Lenders
     Schedule 8.12    Existing Subsidiaries
     Schedule 10.1    Other Indebtedness


     EXHIBITS

     Exhibit A        Form of Promissory Note
     Exhibit B        Form of Letter of Credit Request
     Exhibit C-1      Form of Legal Opinion of Simpson Thacher & Bartlett
     Exhibit C-2      Form of Legal Opinion of Lawrence L. Dieker
     Exhibit D        Form of Assignment and Acceptance
     Exhibit E        Form of Closing Certificate
     Exhibit F        Form of Confidentiality Agreement
     Exhibit G        Form of Perfection Certificate
     Exhibit H        Form of Security Agreement
     Exhibit I        Form of General Partner Agreement
     Exhibit J        Form of Collateral Certificate










                                     -iv-